Exhibit 99.1

ALTRIA GROUP, INC.

and SUBSIDIARIES

Consolidated Financial Statements as of

December 31, 2005 and 2004, and for Each of the

Three Years in the Period Ended December 31, 2005

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, at December 31,

(in millions of dollars, except share and per share data)

	2005	2004
ASSETS
Consumer products
Cash and cash equivalents	$6,258	$5,744
Receivables (less allowances of $112 in 2005 and $139 in 2004)	5,361	5,754
Inventories:
Leaf tobacco	4,060	3,643
Other raw materials	2,232	2,170
Finished product	4,292	4,228

	10,584	10,041

Assets of discontinued operations held for sale		1,458
Other current assets	3,578	2,904

Total current assets	25,781	25,901

Property, plant and equipment, at cost:
Land and land improvements	989	889
Buildings and building equipment	7,428	7,366
Machinery and equipment	20,050	19,566
Construction in progress	1,489	1,266

	29,956	29,087
Less accumulated depreciation	13,278	12,782

	16,678	16,305

Goodwill	31,219	28,056
Other intangible assets, net	12,196	11,056
Other assets	14,667	12,485

Total consumer products assets	100,541	93,803

Financial services
Finance assets, net	7,189	7,827
Other assets	219	18

Total financial services assets	7,408	7,845

TOTAL ASSETS	$107,949	$101,648

LIABILITIES
Consumer products
Short-term borrowings	$2,836	$2,546
Current portion of long-term debt	3,430	1,751
Accounts payable	3,645	3,466
Accrued liabilities:
Marketing	2,382	2,516
Taxes, except income taxes	2,871	2,909
Employment costs	1,296	1,325
Settlement charges	3,503	3,501
Other	3,130	3,072
Income taxes	1,393	983
Dividends payable	1,672	1,505

Total current liabilities	26,158	23,574

Long-term debt	15,653	16,462
Deferred income taxes	8,492	8,295
Accrued postretirement health care costs	3,412	3,285
Minority interest	4,141	4,764
Other liabilities	6,260	6,238

Total consumer products liabilities	64,116	62,618

Financial services
Long-term debt	2,014	2,221
Non-recourse debt	201	112
Deferred income taxes	5,737	5,876
Other liabilities	174	107

Total financial services liabilities	8,126	8,316

Total liabilities	72,242	70,934

Contingencies (Note 19)
STOCKHOLDERS’ EQUITY
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	6,061	5,176
Earnings reinvested in the business	54,666	50,595
Accumulated other comprehensive losses (including currency translation of ($1,317) in 2005 and ($610) in 2004)	(1,853)	(1,141)
Cost of repurchased stock (721,696,918 shares in 2005 and 746,433,841 shares in 2004)	(24,102)	(24,851)

Total stockholders’ equity	35,707	30,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,949	$101,648

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of EARNINGS

for the years ended December 31,

(in millions of dollars, except per share data)

	2005	2004	2003
Net revenues	$97,854	$89,610	$81,320
Cost of sales	36,764	33,959	31,573
Excise taxes on products	28,934	25,647	21,128

Gross profit	32,156	30,004	28,619

Marketing, administration and research costs	14,799	13,665	12,525
Domestic tobacco headquarters relocation charges	4	31	69
Domestic tobacco loss on U.S. tobacco pool	138
Domestic tobacco quota buy-out	(115)
Domestic tobacco legal settlement			202
International tobacco E.C. agreement		250
Asset impairment and exit costs	618	718	86
(Gains) losses on sales of businesses, net	(108)	3	(31)
Provision for airline industry exposure	200	140
Amortization of intangibles	28	17	9

Operating income	16,592	15,180	15,759

Interest and other debt expense, net	1,157	1,176	1,150

Earnings from continuing operations before income taxes, minority interest, and equity earnings, net	15,435	14,004	14,609

Provision for income taxes	4,618	4,540	5,097

Earnings from continuing operations before minority interest, and equity earnings, net	10,817	9,464	9,512

Minority interest in earnings from continuing operations, and equity earnings, net	149	44	391

Earnings from continuing operations	10,668	9,420	9,121

(Loss) earnings from discontinued operations, net of income taxes and minority interest	(233)	(4)	83

Net earnings	$10,435	$9,416	$9,204

Per share data:

Basic earnings per share:
Continuing operations	$5.15	$4.60	$4.50
Discontinued operations	(0.11)		0.04

Net earnings	$5.04	$4.60	$4.54

Diluted earnings per share:
Continuing operations	$5.10	$4.57	$4.48
Discontinued operations	(0.11)	(0.01)	0.04

Net earnings	$4.99	$4.56	$4.52

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of STOCKHOLDERS’ EQUITY

(in millions of dollars, except per share data)

	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other			Cost of Repurchased Stock	Total Stockholders’ Equity
				Comprehensive Earnings (Losses)
				Currency Translation Adjustments	Other	Total
Balances, January 1, 2003	$935	$4,642	$43,259	$(2,951)	$(1,005)	$(3,956)	$(25,402)	$19,478

Comprehensive earnings:
Net earnings			9,204					9,204
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				1,373		1,373		1,373
Additional minimum pension liability					464	464		464
Change in fair value of derivatives accounted for as hedges					(6)	(6)		(6)

Total other comprehensive earnings								1,831

Total comprehensive earnings								11,035

Exercise of stock options and issuance of other stock awards		171	(93)				537	615
Cash dividends declared ($2.64 per share)			(5,362)					(5,362)
Stock repurchased							(689)	(689)

Balances, December 31, 2003	935	4,813	47,008	(1,578)	(547)	(2,125)	(25,554)	25,077

Comprehensive earnings:
Net earnings			9,416					9,416
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				968		968		968
Additional minimum pension liability					(53)	(53)		(53)
Change in fair value of derivatives accounted for as hedges					69	69		69

Total other comprehensive earnings								984

Total comprehensive earnings								10,400

Exercise of stock options and issuance of other stock awards		363	(39)				703	1,027
Cash dividends declared ($2.82 per share)			(5,790)					(5,790)

Balances, December 31, 2004	935	5,176	50,595	(610)	(531)	(1,141)	(24,851)	30,714

Comprehensive earnings:
Net earnings			10,435					10,435
Other comprehensive earnings (losses), net of income taxes:
Currency translation adjustments				(707)		(707)		(707)
Additional minimum pension liability					(54)	(54)		(54)
Change in fair value of derivatives accounted for as hedges					38	38		38
Other					11	11		11

Total other comprehensive losses								(712)

Total comprehensive earnings								9,723

Exercise of stock options and issuance of other stock awards		519	(6)				749	1,262
Cash dividends declared ($3.06 per share)			(6,358)					(6,358)

Other		366						366

Balances, December 31, 2005	$935	$6,061	$54,666	$(1,317)	$(536)	$(1,853)	$(24,102)	$35,707

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS

for the years ended December 31,

(in millions of dollars)

	2005	2004	2003
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net earnings – Consumer products	$10,418	$9,330	$8,934
– Financial services	17	86	270

Net earnings	10,435	9,416	9,204

Adjustments to reconcile net earnings to operating cash flows:
Consumer products
Depreciation and amortization	1,675	1,607	1,440
Deferred income tax (benefit) provision	(863)	381	717
Minority interest in earnings from continuing operations, and equity earnings, net	149	44	405
Domestic tobacco legal settlement, net of cash paid		(57)	57
Domestic tobacco headquarters relocation charges, net of cash paid	(9)	(22)	35
Domestic tobacco quota buy-out	(115)
Escrow bond for the Price domestic tobacco case	(420)	(820)	(610)
Integration costs, net of cash paid	(1)	(1)	(26)
Asset impairment and exit costs, net of cash paid	382	510	62
Impairment loss on discontinued operations		107
Loss on sale of discontinued operations	32
(Gains) losses on sales of businesses, net	(108)	3	(31)
Cash effects of changes, net of the effects from acquired and divested companies:
Receivables, net	253	(193)	295
Inventories	(524)	(140)	251
Accounts payable	27	49	(220)
Income taxes	203	(502)	(119)
Accrued liabilities and other current assets	(555)	785	(588)
Domestic tobacco accrued settlement charges	(30)	(31)	497
Pension plan contributions	(1,234)	(1,078)	(1,183)
Pension provisions and postretirement, net	793	425	278
Other	874	314	33
Financial services
Deferred income tax (benefit) provision	(126)	7	267
Provision for airline industry exposure	200	140
Other	22	(54)	52

Net cash provided by operating activities	11,060	10,890	10,816

See notes to consolidated financial statements.

Continued

ALTRIA GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS of CASH FLOWS (Continued)

for the years ended December 31,

(in millions of dollars)

	2005	2004	2003
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
Consumer products
Capital expenditures	$(2,206)	$(1,913)	$(1,974)
Purchase of businesses, net of acquired cash	(4,932)	(179)	(1,041)
Proceeds from sales of businesses	1,668	18	96
Other	112	24	125
Financial services
Investments in finance assets	(3)	(10)	(140)
Proceeds from finance assets	476	644	507

Net cash used in investing activities	(4,885)	(1,416)	(2,427)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
Consumer products
Net issuance (repayment) of short-term borrowings	3,114	(1,090)	(419)
Long-term debt proceeds	69	833	3,077
Long-term debt repaid	(1,779)	(1,594)	(1,871)
Financial services
Long-term debt repaid		(189)	(147)

Repurchase of Altria Group, Inc. common stock			(777)
Repurchase of Kraft Foods Inc. common stock	(1,175)	(688)	(372)
Dividends paid on Altria Group, Inc. common stock	(6,191)	(5,672)	(5,285)
Issuance of Altria Group, Inc. common stock	985	827	443
Other	(157)	(409)	(108)

Net cash used in financing activities	(5,134)	(7,982)	(5,459)

Effect of exchange rate changes on cash and cash equivalents	(527)	475	282

Cash and cash equivalents:
Increase	514	1,967	3,212
Balance at beginning of year	5,744	3,777	565

Balance at end of year	$6,258	$5,744	$3,777

Cash paid: Interest – Consumer products	$1,628	$1,397	$1,336

– Financial services	$106	$97	$120

Income taxes	$5,397	$4,448	$4,158

See notes to consolidated financial statements.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and Basis of Presentation:

Background:

Throughout these financial statements, the term “Altria Group, Inc.” refers to the consolidated financial position, results of operations and cash flows of the Altria family of companies, and the term “ALG” refers solely to the parent company. ALG’s wholly-owned subsidiaries, Philip Morris USA Inc. (“PM USA”) and Philip Morris International Inc. (“PMI”), and its majority-owned (87.2% as of December 31, 2005) subsidiary, Kraft Foods Inc. (“Kraft”), are engaged in the manufacture and sale of various consumer products, including cigarettes and other tobacco products, packaged grocery products, snacks, beverages, cheese and convenient meals. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, maintains a portfolio of leveraged and direct finance leases. In addition, ALG had a 28.7% economic interest in SABMiller plc (“SABMiller”) as of December 31, 2005. ALG’s access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and interest, and the repayment of amounts borrowed from ALG by its subsidiaries.

In June 2005, Kraft sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion. Altria Group, Inc. has reflected the results of Kraft’s sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings for all years presented. The assets related to the sugar confectionery business were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004.

Basis of presentation:

The consolidated financial statements include ALG, as well as its wholly-owned and majority-owned subsidiaries. Investments in which ALG exercises significant influence (20%-50% ownership interest), are accounted for under the equity method of accounting. Investments in which ALG has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances have been eliminated.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions of goodwill and other intangible assets, marketing programs, income taxes, and the allowance for loan losses and estimated residual values of finance leases. Actual results could differ from those estimates.

Balance sheet accounts are segregated by two broad types of business. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.

Kraft’s operating subsidiaries generally report year-end results as of the Saturday closest to the end of each year. This resulted in fifty-three weeks of operating results for Kraft in the consolidated statement of earnings for the year ended December 31, 2005, versus fifty-two weeks for the years ended December 31, 2004 and 2003.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 14. Income Taxes, classification of certain prior years’ amounts have been revised to conform with the current year’s presentation.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents:

Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation:

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years, and buildings and building improvements over periods up to 50 years.

Definite life intangible assets are amortized over their estimated useful lives. Altria Group, Inc. is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. During 2005, Altria Group, Inc. completed its annual review of goodwill and intangible assets, and no charges resulted from this review. However, as part of the sale or pending sale of certain Canadian assets and two brands, Kraft recorded total non-cash pre-tax asset impairment charges of $269 million in 2005, which included impairment of goodwill and intangible assets of $13 million and $118 million, respectively, as well as $138 million of asset write-downs. The 2004 review of goodwill and intangible assets resulted in a $29 million non-cash pre-tax charge at Kraft related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico. A portion of this charge, $12 million, was recorded as asset impairment and exit costs on the consolidated statement of earnings. The remainder of the charge, $17 million, was included in discontinued operations.

Goodwill by segment was as follows (in millions):

	December 31, 2005	December 31, 2004
International tobacco	$5,571	$2,222
North American food	20,803	20,511
International food	4,845	5,323

Total goodwill	$31,219	$28,056

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets were as follows (in millions):

	December 31, 2005		December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizable intangible assets	$11,867		$10,901
Amortizable intangible assets	410	$81	212	$57

Total intangible assets	$12,277	$81	$11,113	$57

Non-amortizable intangible assets substantially consist of brand names from Kraft’s acquisition of Nabisco Holdings Corp. (“Nabisco”) in 2000 and PMI’s 2005 acquisition in Indonesia. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets during the years ended December 31, 2005, 2004 and 2003, was $28 million, $17 million and $9 million, respectively. Amortization expense for each of the next five years is estimated to be $30 million or less, assuming no additional transactions occur that require the amortization of intangible assets.

The movement in goodwill and gross carrying amount of intangible assets is as follows (in millions):

	2005		2004
	Goodwill	Intangible Assets	Goodwill	Intangible Assets
Balance at January 1	$28,056	$11,113	$27,742	$11,842
Changes due to:
Divestitures	(18)
Acquisitions	3,707	1,346	90	74
Reclassification to assets held for sale			(814)	(485)
Currency	(866)	(64)	640	3
Asset impairment	(13)	(118)		(29)
Other	353		398	(292)

Balance at December 31	$31,219	$12,277	$28,056	$11,113

As a result of Kraft’s common stock repurchases, ALG’s ownership percentage of Kraft has increased from 85.4% at December 31, 2004 to 87.2% at December 31, 2005, thereby resulting in an increase in goodwill. Other, above, includes this additional goodwill, as well as the 2004 reclassification to goodwill of certain amounts previously classified as indefinite life intangible assets, and 2004 tax adjustments related to the Nabisco acquisition. The increase in goodwill and intangible assets from acquisitions during 2005 is related to preliminary allocations of purchase price for PMI’s acquisitions in Indonesia and Colombia. The allocations are based upon preliminary estimates and assumptions and are subject to revision when appraisals are finalized, which will be in the first half of 2006.

Environmental costs:

Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that Altria Group, Inc. may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on Altria Group, Inc.’s consolidated financial position, results of operations or cash flows.

Finance leases:

Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.

Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant pre-tax rates of return on the net investment balances.

Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC’s management based on a number of factors and activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values. Such reviews resulted in no adjustments in 2005 and a decrease of $25 million to PMCC’s net revenues and results of operations in 2004. There were also no adjustments in 2003.

Foreign currency translation:

Altria Group, Inc. translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of stockholders’ equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees:

Altria Group, Inc. accounts for guarantees in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Interpretation No. 45 requires the disclosure of certain guarantees and requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities. See Note 19. Contingencies for a further discussion of guarantees.

Hedging instruments:

Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statements of earnings in the periods in which operating results are affected by the hedged item. Cash flows from hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets:

Altria Group, Inc. reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Income taxes:

Altria Group, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions. ALG and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. Upon the closure of current and future tax audits in various jurisdictions, significant income tax accrual reversals could continue to occur in 2006. ALG and its subsidiaries evaluate and potentially adjust these accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate.

Inventories:

Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method. It is a generally recognized industry practice to classify leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

In 2004, the FASB issued SFAS No. 151, “Inventory Costs.” SFAS No. 151 requires that abnormal idle facility expense, spoilage, freight and handling costs be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. Altria Group, Inc. is required to adopt the provisions of SFAS No. 151 prospectively as of January 1, 2006, but the effect of adoption will not have a material impact on its consolidated results of operations, financial position or cash flows.

Marketing costs:

ALG’s subsidiaries promote their products with advertising, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes,

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

advertising and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.

Revenue recognition:

The consumer products businesses recognize revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. ALG’s tobacco subsidiaries also include excise taxes billed to customers in revenues. Shipping and handling costs are classified as part of cost of sales.

Software costs:

Altria Group, Inc. capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation:

Altria Group, Inc. accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” which has not resulted in compensation cost for stock options. The market value at date of grant of restricted stock and rights to receive shares of stock is recorded as compensation expense over the period of restriction, which is generally three years.

At December 31, 2005, Altria Group, Inc. had stock-based employee compensation plans, which are described more fully in Note 12. Stock Plans. Altria Group, Inc. applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for stock options within those plans. No compensation expense for employee stock options is reflected in net earnings, as all stock options granted under those plans had an exercise price not less than the market value of the common stock on the date of the grant. Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $263 million, $185 million and $99 million for the years ended December 31, 2005, 2004 and 2003, respectively. The following table illustrates the effect on net earnings and earnings per share (“EPS”) if Altria Group, Inc. had applied the fair value recognition provisions of SFAS No. 123 to measure compensation expense for outstanding stock option awards for the years ended December 31, 2005, 2004 and 2003 (in millions, except per share data):

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	2005	2004	2003
Net earnings, as reported	$10,435	$9,416	$9,204
Deduct:
Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	15	12	19

Pro forma net earnings	$10,420	$9,404	$9,185

Earnings per share:
Basic - as reported	$5.04	$4.60	$4.54

Basic - pro forma	$5.03	$4.59	$4.53

Diluted - as reported	$4.99	$4.56	$4.52

Diluted - pro forma	$4.98	$4.56	$4.51

Altria Group, Inc. has not granted stock options to employees since 2002. The amounts shown above as stock-based compensation expense in 2005 and 2004 relate primarily to Executive Ownership Stock Options (“EOSOs”). Under certain circumstances, senior executives who exercise outstanding stock options, using shares to pay the option exercise price and taxes, receive EOSOs equal to the number of shares tendered. During the years ended December 31, 2005, 2004 and 2003, Altria Group, Inc. granted 2.0 million, 1.7 million and 1.3 million EOSOs, respectively.

In 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires companies to measure compensation cost for share-based payments at fair value. Altria Group, Inc. will adopt this new standard prospectively, on January 1, 2006, and it will not have a material impact on Altria Group, Inc.’s consolidated financial position, results of operations or cash flows.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Asset Impairment and Exit Costs:

For the years ended December 31, 2005, 2004 and 2003, pre-tax asset impairment and exit costs consisted of the following:

		2005	2004	2003
		(in millions)
Separation program	Domestic tobacco	$-	$1	$13
Separation program	International tobacco*	55	31
Separation program	General corporate**	49	56	26
Restructuring program	North American food	66	383
Restructuring program	International food	144	200
Asset impairment	International tobacco*	35	13
Asset impairment	North American food	269	8
Asset impairment	International food		12	6
Asset impairment	General corporate**		10	41
Lease termination	General corporate**		4

Asset impairment and exit costs		$618	$718	$86

*  During 2005, PMI recorded pre-tax charges of $90 million, primarily related to the write-off of obsolete equipment, severance benefits and impairment charges associated with the closure of a factory in the Czech Republic, and the streamlining of various operations. During 2004, PMI recorded pre-tax charges of $44 million for severance benefits and impairment charges related to the closure of its Eger, Hungary facility and a factory in Belgium, and the streamlining of its Benelux operations.

**In 2005, 2004 and 2003, Altria Group, Inc. recorded pre-tax charges of $49 million, $70 million and $26 million, respectively, primarily related to the streamlining of various corporate functions in each year, and the write-off of an investment in an e-business consumer products purchasing exchange in 2004. In addition, during 2004, Altria Group, Inc. sold its office facility in Rye Brook, New York. In connection with this sale, Altria Group, Inc. recorded a pre-tax charge in 2003 of $41 million to write down the facility and the related fixed assets to fair value.

Kraft Restructuring Program

In January 2004, Kraft announced a multi-year restructuring program with the objectives of leveraging Kraft’s global scale, realigning and lowering its cost structure, and optimizing capacity utilization. As part of this program, Kraft anticipates the closing or sale of up to twenty plants and the elimination of approximately six thousand positions. From 2004 through 2006, Kraft expects to incur approximately $1.2 billion in pre-tax charges for the program, reflecting asset disposals, severance and other implementation costs, including $297 million and $641 million incurred in 2005 and 2004, respectively. Approximately sixty percent of the pre-tax charges are expected to require cash payments. In addition, in January 2006, Kraft announced plans to continue its restructuring efforts beyond those originally contemplated. Additional pre-tax charges are anticipated to be $2.5 billion from 2006 to 2009, of which approximately $1.6 billion are expected to require cash payments. These charges will result in the anticipated closure of up to 20 additional facilities and the elimination of approximately 8,000 additional positions. Initiatives under the expanded program include additional

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

organizational streamlining and facility closures. The entire restructuring program is expected to ultimately result in $3.7 billion in pre-tax charges, the closure of up to 40 facilities and the elimination of approximately 14,000 positions. Approximately $2.3 billion of the $3.7 billion in pre-tax charges are expected to require cash payments.

During 2005, Kraft recorded $479 million of asset impairment and exit costs on the consolidated statement of earnings. These pre-tax charges were composed of $210 million of costs under the restructuring program, and $269 million of asset impairment charges related to the sale of Kraft’s fruit snacks assets in 2005 and Kraft’s pending sale of certain assets in Canada and a small biscuit brand in the United States. The 2005 pre-tax restructuring charges reflect the announcement of the closing of 6 plants, for a total of 19 since January 2004, and the continuation of a number of workforce reduction programs. Approximately $170 million of the pre-tax charges incurred in 2005 will require cash payments. During 2004, Kraft recorded $603 million of asset impairment and exit costs in the consolidated statement of earnings. These pre-tax charges were composed of $583 million of costs under the restructuring program, $12 million of impairment charges relating to intangible assets and $8 million of impairment charges related to the sale of Kraft’s yogurt brand. The 2004 restructuring charges resulted from the 2004 announcement of the closing of 13 plants, the termination of co-manufacturing agreements and the commencement of a number of workforce reduction programs.

Pre-tax restructuring liability activity for 2005 and 2004 was as follows (in millions):

	Severance	Asset Write- downs	Other	Total
Liability balance, January 1, 2004	$-	$-	$-	$-
Charges	176	363	44	583
Cash spent	(84)		(26)	(110)
Charges against assets	(5)	(363)		(368)
Currency	4		1	5

Liability balance, December 31, 2004	91	-	19	110
Charges	154	30	26	210
Cash spent	(114)		(50)	(164)
Charges against assets	(12)	(30)		(42)
Currency/other	(5)		6	1

Liability balance, December 31, 2005	$114	$-	$1	$115

Severance costs in the above schedule, which relate to the workforce reduction programs, include the cost of related benefits. Specific programs announced during 2004 and 2005, as part of the overall restructuring program, will result in the elimination of approximately 5,500 positions. At December 31, 2005, approximately 4,900 of these positions have been eliminated. Asset write-downs relate to the impairment of assets caused by the plant closings and related activity. Other costs incurred relate primarily to contract termination costs associated with the plant closings and the termination of co-manufacturing and leasing agreements. Severance charges taken against assets relate to incremental pension costs, which reduce prepaid pension assets.

During 2005 and 2004, Kraft recorded pre-tax implementation costs associated with the restructuring program. These costs include the discontinuance of certain product lines and incremental costs related to the integration and streamlining of functions and closure of

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

facilities. Substantially all implementation costs incurred in 2005 will require cash payments. These costs were recorded on the consolidated statements of earnings as follows (in millions):

	2005	2004
Net revenues	$2	$7
Cost of sales	56	30
Marketing, administration and research costs	29	13

Total - continuing operations	87	50
Discontinued operations		8

Total implementation costs	$87	$58

Kraft Asset Impairment Charges:

During 2005, Kraft sold its fruit snacks assets for approximately $30 million and incurred a pre-tax asset impairment charge of $93 million in recognition of the sale. During December 2005, Kraft reached agreements to sell certain assets in Canada and a small biscuit brand in the United States. These transactions are expected to close in the first quarter of 2006. Kraft incurred pre-tax asset impairment charges of $176 million in recognition of these pending sales. These charges, which include the write-off of all associated intangible assets, were recorded as asset impairment and exit costs on the consolidated statement of earnings.

During 2004, Kraft recorded a $29 million non-cash pre-tax charge related to an intangible asset impairment for a small confectionery business in the United States and certain brands in Mexico. A portion of this charge, $17 million, was reclassified to earnings from discontinued operations on the consolidated statement of earnings in the fourth quarter of 2004.

In November 2004, following discussions between Kraft and its joint venture partner in Turkey, and an independent valuation of its equity investment, it was determined that a permanent decline in value had occurred. This valuation resulted in a $47 million non-cash pre-tax charge. This charge was recorded as marketing, administration and research costs on the consolidated statement of earnings. During 2005, Kraft’s interest in the joint venture was sold.

In 2004, as a result of the anticipated sale of the sugar confectionery business in 2005, Kraft recorded non-cash asset impairments totaling $107 million. This charge was included in loss from discontinued operations on the consolidated statement of earnings.

In 2004, as a result of the anticipated sale of a yogurt brand in 2005, Kraft recorded asset impairments totaling $8 million. This charge was recorded as asset impairment and exit costs on the consolidated statement of earnings.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Divestitures:

Discontinued Operations:

In June 2005, Kraft sold substantially all of its sugar confectionery business for pre-tax proceeds of approximately $1.4 billion. The sale included the Life Savers, Creme Savers, Altoids, Trolli and Sugus brands. Altria Group, Inc. has reflected the results of Kraft’s sugar confectionery business prior to the closing date as discontinued operations on the consolidated statements of earnings for all years presented. Pursuant to the sugar confectionery sale agreement, Kraft has agreed to provide certain transition and supply services to the buyer. These service arrangements are primarily for terms of one year or less, with the exception of one supply arrangement with a term of not more than three years. The expected cash flow from this supply arrangement is not significant.

Summary results of operations for the sugar confectionery business for the years ended December 31, 2005, 2004 and 2003, were as follows (in millions):

	2005	2004	2003
Net revenues	$228	$477	$512

Earnings before income taxes and minority interest	$41	$103	$151
Impairment loss on assets of discontinued operations held for sale		(107)
Provision for income taxes	(16)		(54)
Loss on sale of discontinued operations	(297)
Minority interest in loss (earnings) from discontinued operations	39		(14)

(Loss) earnings from discontinued operations, net of income taxes and minority interest	$(233)	$(4)	$83

As a result of the sale, Kraft recorded a net loss on sale of discontinued operations of $297 million in 2005, related largely to taxes on the transaction. ALG’s share of the loss, net of minority interest, was $255 million.

The assets of the sugar confectionery business, which were reflected as assets of discontinued operations held for sale on the consolidated balance sheet at December 31, 2004, were as follows (in millions):

Inventories	$65
Property, plant and equipment, net	201
Goodwill	814
Other intangible assets, net	485
Impairment loss on assets of discontinued operations held for sale	(107)

Assets of discontinued operations held for sale	$1,458

Other:

During 2005, Kraft sold its fruit snacks assets and incurred a pre-tax asset impairment charge of $93 million in recognition of this sale. Additionally, during 2005, Kraft sold its desserts assets in the U.K. and its U.S. yogurt brand. The aggregate proceeds received from other divestitures

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

during 2005 were $238 million, on which pre-tax gains of $108 million were recorded. In December 2005, Kraft announced the sale of certain Canadian assets and a small U.S. biscuit brand, incurring pre-tax asset impairment charges of $176 million in recognition of these sales. These transactions are expected to close in the first quarter of 2006.

During 2004, Kraft sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway. The aggregate proceeds received from the sales of these businesses were $18 million, on which pre-tax losses of $3 million were recorded.

During 2003, Kraft sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from the sales of businesses in 2003 were $96 million, on which pre-tax gains of $31 million were recorded.

The operating results of the other divestitures, discussed above, in the aggregate, were not material to Altria Group, Inc.’s consolidated financial position, operating results or cash flows in any of the periods presented.

Note 5. Acquisitions:

Sampoerna:

In March 2005, a subsidiary of PMI acquired 40% of the outstanding shares of PT HM Sampoerna Tbk (“Sampoerna”), an Indonesian tobacco company. In May 2005, PMI purchased an additional 58%, for a total of 98%. The total cost of the transaction was approximately $4.8 billion, including Sampoerna’s cash of approximately $0.3 billion and debt of the U.S. dollar equivalent of approximately $0.2 billion. The purchase price was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries in May 2005, consisting of a euro 2.5 billion three-year term loan facility and a euro 2.0 billion five-year revolving credit facility. These facilities are not guaranteed by ALG.

The acquisition of Sampoerna allowed PMI to enter the profitable kretek cigarette segment in Indonesia. Sampoerna’s financial position and results of operations have been fully consolidated with PMI as of June 1, 2005. From March 2005 to May 2005, PMI recorded equity earnings in Sampoerna. Sampoerna contributed $315 million of operating income and $128 million of net earnings since March 2005.

Assets purchased consist primarily of goodwill of $3.5 billion, other intangible assets of $1.3 billion, inventories of $0.5 billion and property, plant and equipment of $0.4 billion. Liabilities assumed in the acquisition consist principally of long-term debt of $0.2 billion and accrued liabilities. These amounts represent the preliminary allocation of purchase price and are subject to revision when appraisals are finalized, which will be in the first half of 2006.

Other:

During 2005, PMI acquired a 98.2% stake in Coltabaco, the largest tobacco company in Colombia, with a 48% market share, for approximately $300 million.

During 2004, Kraft purchased a U.S.-based beverage business, and PMI purchased a tobacco business in Finland. The total cost of acquisitions during 2004 was $179 million.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

During 2003, PMI purchased approximately 74.2% of a tobacco business in Serbia for a cost of $486 million and purchased 99% of a tobacco business in Greece for approximately $387 million. PMI also increased its ownership interest in its affiliate in Ecuador from less than 50% to approximately 98% for a cost of $70 million. In addition, Kraft acquired a biscuits business in Egypt and acquired trademarks associated with a small U.S.-based natural foods business. The total cost of acquisitions during 2003 was $1.0 billion.

The effects of these other acquisitions were not material to Altria Group, Inc.’s consolidated financial position, results of operations or operating cash flows in any of the periods presented.

Note 6. Inventories:

The cost of approximately 34% and 35% of inventories in 2005 and 2004, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.6 billion and $0.8 billion lower than the current cost of inventories at December 31, 2005 and 2004, respectively.

Note 7. Investment in SABMiller:

At December 31, 2005, ALG had a 28.7% economic and voting interest in SABMiller. ALG’s ownership interest in SABMiller is being accounted for under the equity method. Accordingly, ALG’s investment in SABMiller of approximately $3.4 billion and $2.5 billion is included in other assets on the consolidated balance sheets at December 31, 2005 and 2004, respectively. In October 2005, SABMiller purchased a 71.8% interest in Bavaria SA, the second-largest brewer in South America, in exchange for the issuance of 225 million SABMiller ordinary shares. The ordinary shares had a value of approximately $3.5 billion. The remaining shares of Bavaria SA were acquired via a cash tender offer. Following the completion of the share issuance, ALG’s economic ownership interest in SABMiller was reduced from 33.9% to approximately 28.7%. In addition, ALG elected to convert all of its non-voting shares into voting shares, and as a result increased its voting interest from 24.9% to 28.7%. The issuance of SABMiller ordinary shares in exchange for a controlling interest in Bavaria SA resulted in a change of ownership gain for ALG of $402 million, net of income taxes, that was recorded in stockholders’ equity in the fourth quarter of 2005. ALG records its share of SABMiller’s net earnings, based on its economic ownership percentage, in minority interest in earnings from continuing operations and equity earnings, net, on the consolidated statements of earnings.

Note 8. Finance Assets, net:

In 2003, PMCC shifted its strategic focus and is no longer making new investments but is instead focused on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold. During 2005, 2004 and 2003, PMCC received proceeds from asset sales and maturities of $476 million, $644 million and $507 million, respectively, and recorded gains of $72 million, $112 million and $45 million, respectively, in operating companies income.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2005, finance assets, net, of $7,189 million were comprised of investments in finance leases of $7,737 million and other receivables of $48 million, reduced by allowance for losses of $596 million. At December 31, 2004, finance assets, net, of $7,827 million were comprised of investments in finance leases of $8,266 million and other receivables of $58 million, reduced by allowance for losses of $497 million.

A summary of the net investment in finance leases at December 31, before allowance for losses, was as follows (in millions):

	Leveraged Leases		Direct Finance Leases		Total
	2005	2004	2005	2004	2005	2004
Rentals receivable, net	$8,237	$8,726	$628	$747	$8,865	$9,473
Unguaranteed residual values	1,846	2,139	101	110	1,947	2,249
Unearned income	(2,878)	(3,237)	(159)	(177)	(3,037)	(3,414)
Deferred investment tax credits	(38)	(42)			(38)	(42)

Investments in finance leases	7,167	7,586	570	680	7,737	8,266
Deferred income taxes	(5,666)	(5,739)	(320)	(351)	(5,986)	(6,090)

Net investments in finance leases	$1,501	$1,847	$250	$329	$1,751	$2,176

For leveraged leases, rentals receivable, net, represent unpaid rentals, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rentals receivable are subordinate to the third-party nonrecourse debtholders, and the leased equipment is pledged as collateral to the debtholders. The payment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $16.7 billion and $18.3 billion at December 31, 2005 and 2004, respectively, has been offset against the related rentals receivable. There were no leases with contingent rentals in 2005, 2004 and 2003.

At December 31, 2005, PMCC’s investment in finance leases was principally comprised of the following investment categories: aircraft (27%), electric power (26%), surface transport (21%), manufacturing (13%), real estate (11%) and energy (2%). Investments located outside the United States, which are primarily dollar-denominated, represent 20% and 19% of PMCC’s investments in finance leases in 2005 and 2004, respectively.

Among its leasing activities, PMCC leases a number of aircraft, predominantly to major United States passenger carriers. At December 31, 2005, $2.1 billion of PMCC’s finance asset balance related to aircraft. Two of PMCC’s aircraft lessees, Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”) are currently under bankruptcy protection, and a third lessee, United Air Lines, Inc. (“United”), exited bankruptcy on February 1, 2006. PMCC is not recording income on these leases. In addition, PMCC leases various natural gas-fired power plants to indirect subsidiaries of Calpine Corporation (“Calpine”), also currently under bankruptcy protection. PMCC is not recording income on these leases.

PMCC leases 24 Boeing 757 aircraft to United with an aggregate finance asset balance of $541 million at December 31, 2005. PMCC has entered into an agreement with United to amend 18

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

direct finance leases and United has assumed the 18 amended leases. There is no third-party debt associated with these leases. United remains current on lease payments due to PMCC on these 18 amended leases. PMCC continues to monitor the situation at United with respect to the six remaining aircraft financed under leveraged leases, in which PMCC has an aggregate finance asset balance of $92 million. United and the public debtholders have a court approved agreement that calls for the public debtholders to foreclose on PMCC’s interests in these six aircraft and transfer them to United. The foreclosure, expected to occur in 2006, subsequent to United’s emergence from bankruptcy, would result in the write-off of the $92 million finance asset balance against PMCC’s allowance for losses and the acceleration of tax payments in the amount of approximately $55 million on these leases.

In addition, PMCC has an aggregate finance asset balance of $257 million at December 31, 2005, relating to six Boeing 757, nine Boeing 767 and four McDonnell Douglas (MD-88) aircraft leased to Delta under leveraged leases. In November 2004, PMCC, along with other aircraft lessors, entered into restructuring agreements with Delta on all 19 aircraft. As a result of its agreement, PMCC recorded a charge to the allowance for losses of $40 million in the fourth quarter of 2004. As a result of Delta’s bankruptcy filing in September 2005, the restructuring agreement is no longer in effect and PMCC is at risk of having its interest in these aircraft foreclosed upon by the senior lenders under the leveraged leases. Should a foreclosure occur, it would also result in the write-off of the finance asset balance against PMCC’s allowance for losses and the acceleration of tax payments on these leases, and may require further provisions to increase the allowance for losses.

PMCC also leases three Airbus A-320 aircraft and five British Aerospace RJ85 aircraft to Northwest financed under leveraged leases with an aggregate finance asset balance of $62 million at December 31, 2005. Northwest filed for bankruptcy protection in September 2005. As a result of Northwest’s bankruptcy filing, PMCC is at risk of having its interest in these aircraft foreclosed upon by the senior lenders under the leveraged leases. Should a foreclosure occur, it would also result in the write-off of the finance asset balance against PMCC’s allowance for losses and the acceleration of tax payments on these leases.

In addition, PMCC’s leveraged leases for ten Airbus A-319 aircraft with Northwest have been rejected in the bankruptcy. As a result of the lease rejection, PMCC, as owner of the aircraft, recorded these assets on its consolidated balance sheet at the lower of net book value or fair market value. The adjustment to fair market value resulted in a $100 million charge against the allowance for losses in the fourth quarter of 2005. The assets are classified as held for sale and reflected in other assets on the consolidated balance sheet until such time as the assets are either sold or foreclosed upon by the lenders. In addition, the related nonrecourse debt is reflected in other liabilities on the consolidated balance sheet until such time as the underlying assets are either sold or foreclosed upon by the senior lenders. Should a foreclosure occur, it would result in the acceleration of tax payments on these aircraft of approximately $57 million.

In addition, PMCC leases 16 Airbus A-319 aircraft to US Airways, Inc. (“US Airways”) financed under leveraged leases with an aggregate finance asset balance of $150 million at December 31, 2005. In September 2005, US Airways emerged from bankruptcy protection and assumed the leases on PMCC’s aircraft without any changes. Also in September 2005, US Airways and America West Holdings Corp. (“America West”) completed a merger. PMCC leases five Airbus A-320 aircraft and three engines to America West with an aggregate finance asset balance of $44 million at December 31, 2005.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

PMCC also leases two 265 megawatt (“MW”) natural gas-fired power plants (located in Tiverton, Rhode Island, and Rumford, Maine) and one 750 MW natural gas-fired power plant (located in Pasadena, Texas) to indirect subsidiaries of Calpine financed under leveraged leases with an aggregate finance asset balance of $206 million at December 31, 2005. On December 20, 2005, Calpine filed for bankruptcy protection. In the initial bankruptcy filing, PMCC’s lessees of the Tiverton and Rumford projects were included. On February 6, 2006, these leases were rejected. The Pasadena lessee did not file for bankruptcy but could file at a future date. Should a foreclosure on any of these projects occur, it would result in the write-off of the finance asset balance against PMCC’s allowance for losses and the acceleration of tax payments on these leases, and may require further provisions to increase the allowance for losses.

Due to continuing uncertainty within its airline portfolio and bankruptcy filings by Delta and Northwest, PMCC recorded a provision for losses of $200 million in September 2005. As a result of this provision, PMCC’s fixed charges coverage ratio did not meet its 1.25:1 requirement under a support agreement with ALG. Accordingly, as required by the support agreement, a support payment of $150 million was made by ALG to PMCC in September 2005.

Previously, PMCC recorded provisions for losses of $140 million in the fourth quarter of 2004 and $290 million in the fourth quarter of 2002 for its airline industry exposure. At December 31, 2005, PMCC’s allowance for losses, which includes the provisions recorded by PMCC for its airline industry exposure, was $596 million. It is possible that adverse developments in the airline or other industries may require PMCC to increase its allowance for losses.

Rentals receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rentals receivable from direct finance leases at December 31, 2005, were as follows (in millions):

	Leveraged Leases	Direct Finance Leases	Total
2006	$233	$48	$281
2007	209	32	241
2008	329	19	348
2009	298	19	317
2010	348	17	365
2011 and thereafter	6,820	493	7,313

Total	$8,237	$628	$8,865

Included in net revenues for the years ended December 31, 2005, 2004 and 2003, were leveraged lease revenues of $303 million, $351 million and $333 million, respectively, and direct finance lease revenues of $11 million, $38 million and $90 million, respectively. Income tax expense on leveraged lease revenues for the years ended December 31, 2005, 2004 and 2003, was $108 million, $136 million and $120 million, respectively.

Income from investment tax credits on leveraged leases and initial direct costs and executory costs on direct finance leases were not significant during the years ended December 31, 2005, 2004 and 2003.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2005 and 2004, Altria Group, Inc.’s short-term borrowings and related average interest rates consisted of the following (in millions):

	2005		2004
	Amount Outstanding	Average Year-End Rate	Amount Outstanding	Average Year-End Rate
Consumer products:
Bank loans	$4,809	4.2%	$878	4.9%
Commercial paper	407	4.3	1,668	2.4
Amount reclassified as long-term debt	(2,380)

	$2,836		$2,546

The fair values of Altria Group, Inc.’s short-term borrowings at December 31, 2005 and 2004, based upon current market interest rates, approximate the amounts disclosed above.

Following a $10.1 billion judgment on March 21, 2003, against PM USA in the Price litigation, which is discussed in Note 19. Contingencies, the three major credit rating agencies took a series of ratings actions resulting in the lowering of ALG’s short-term and long-term debt ratings. During 2003, Moody’s lowered ALG’s short-term debt rating from “P-1” to “P-3” and its long-term debt rating from “A2” to “Baa2.” Standard & Poor’s lowered ALG’s short-term debt rating from “A-1” to “A-2” and its long-term debt rating from “A-” to “BBB.” Fitch Rating Services lowered ALG’s short-term debt rating from “F-1” to “F-2” and its long-term debt rating from “A” to “BBB.”

While Kraft is not a party to, and has no exposure to, this litigation, its credit ratings were also lowered, but to a lesser degree. As a result of the rating agencies’ actions, borrowing costs for ALG and Kraft have increased. None of ALG’s or Kraft’s debt agreements require accelerated repayment as a result of a decrease in credit ratings. The credit rating downgrades by Moody’s, Standard & Poor’s and Fitch Rating Services had no impact on any of ALG’s or Kraft’s other existing third-party contracts.

As discussed in Note 5. Acquisitions, the purchase price of the Sampoerna acquisition was primarily financed through a euro 4.5 billion bank credit facility arranged for PMI and its subsidiaries in May 2005, consisting of a euro 2.5 billion three-year term loan facility and a euro 2.0 billion five-year revolving credit facility. These facilities, which are not guaranteed by ALG, require PMI to maintain an earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest ratio of not less than 3.5 to 1.0. At December 31, 2005, PMI exceeded this ratio by a significant amount and is expected to continue to exceed it.

In April 2005, ALG negotiated a 364-day revolving credit facility in the amount of $1.0 billion and a new multi-year credit facility in the amount of $4.0 billion, which expires in April 2010. In addition, ALG terminated the existing $5.0 billion multi-year credit facility, which was due to expire in July 2006. The new ALG facilities require the maintenance of an earnings to fixed charges ratio, as defined by the agreement, of 2.5 to 1.0. At December 31, 2005, the ratio calculated in accordance with the agreement was 10.0 to 1.0.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

In April 2005, Kraft negotiated a new multi-year revolving credit facility to replace both its $2.5 billion 364-day facility that was due to expire in July 2005 and its $2.0 billion multi-year facility that was due to expire in July 2006. The new Kraft facility, which is for the sole use of Kraft, in the amount of $4.5 billion, expires in April 2010 and requires the maintenance of a minimum net worth of $20.0 billion. At December 31, 2005, Kraft’s net worth was $29.6 billion.

ALG, PMI and Kraft expect to continue to meet their respective covenants. These facilities do not include any credit rating triggers or any provisions that could require the posting of collateral. The multi-year facilities enable the respective companies to reclassify short-term debt on a long-term basis.

At December 31, 2005, approximately $2.4 billion of short-term borrowings that PMI expects to remain outstanding at December 31, 2006 were reclassified as long-term debt.

At December 31, 2005, credit lines for ALG, Kraft and PMI, and the related activity, were as follows (in billions of dollars):

ALG	December 31, 2005
Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available

364-day	$1.0	$-	$-	$1.0
Multi-year	4.0			4.0

	$5.0	$-	$-	$5.0

Kraft	December 31, 2005
Type	Credit Lines	Amount Drawn	Commercial Paper Outstanding	Lines Available

Multi-year	$4.5	$-	$0.4	$4.1

PMI	December 31, 2005
Type	Credit Lines	Amount Drawn	Lines Available

euro 2.5 billion, 3-year term loan	$3.0	$3.0	$-
euro 2.0 billion, 5-year revolving credit	2.3	0.8	1.5

	$5.3	$3.8	$1.5

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

In addition to the above, certain international subsidiaries of ALG and Kraft maintain credit lines to meet their respective working capital needs. These credit lines, which amounted to approximately $2.2 billion for ALG subsidiaries (other than Kraft) and approximately $1.3 billion for Kraft subsidiaries, are for the sole use of these international businesses. Borrowings on these lines amounted to approximately $1.0 billion and $0.9 billion at December 31, 2005 and 2004, respectively.

ALG does not guarantee the debt of Kraft or PMI.

Note 10. Long-Term Debt:

At December 31, 2005 and 2004, Altria Group, Inc.’s long-term debt consisted of the following:

	2005	2004
	(in millions)
Consumer products:
Short-term borrowings, reclassified as long-term debt	$2,380	$-
Notes, 4.00% to 7.65% (average effective rate 5.82%), due through 2031	12,721	14,443
Debentures, 7.00% to 8.38% (average effective rate 8.39%), $1,016 million face amount, due through 2027	981	911
Foreign currency obligations:
Euro, 4.50% to 5.63% (average effective rate 5.07%), due through 2008	2,387	2,670
Other foreign	448	15
Other	166	174

	19,083	18,213
Less current portion of long-term debt	(3,430)	(1,751)

	$15,653	$16,462

Financial services:
Eurodollar bonds, 7.50%, due 2009	$499	$499
Swiss franc, 4.00%, due 2006 and 2007	1,336	1,521
Euro, 6.88%, due 2006	179	201

	$2,014	$2,221

The increase in other foreign debt primarily reflects debt assumed as part of PMI’s acquisition of Sampoerna and capital lease obligations associated with the expansion of PMI’s vending machine distribution in Japan.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Aggregate maturities of long-term debt are as follows:

	Consumer products	Financial services
	(in millions)
2006	$3,430	$943
2007	2,039	572
2008	2,825
2009	1,037	499
2010	15
2011-2015	5,891
2016-2020	1
Thereafter	1,500

Based on market quotes, where available, or interest rates currently available to Altria Group, Inc. for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services long-term debt, including the current portion of long-term debt, at December 31, 2005 and 2004 was $21.7 billion.

ALG does not guarantee the debt of Kraft or PMI.

Note 11. Capital Stock:

Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, January 1, 2003	2,805,961,317	(766,701,765)	2,039,259,552

Exercise of stock options and issuance of other stock awards		16,675,270	16,675,270
Repurchased		(18,671,400)	(18,671,400)

Balances, December 31, 2003	2,805,961,317	(768,697,895)	2,037,263,422

Exercise of stock options and issuance of other stock awards		22,264,054	22,264,054

Balances, December 31, 2004	2,805,961,317	(746,433,841)	2,059,527,476

Exercise of stock options and issuance of other stock awards		24,736,923	24,736,923

Balances, December 31, 2005	2,805,961,317	(721,696,918)	2,084,264,399

At December 31, 2005, 104,294,075 shares of common stock were reserved for stock options and other stock awards under Altria Group, Inc.’s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Following the rating agencies’ actions discussed in Note 9. Short-Term Borrowings and Borrowing Arrangements, ALG suspended its share repurchase program. During 2005, 2004 and 2003, Kraft repurchased 39.2 million, 21.5 million and 12.5 million shares of its Class A common stock at a cost of $1.2 billion, $700 million and $380 million, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Stock Plans:

In 2005, Altria Group, Inc.’s Board of Directors adopted, and the stockholders approved, the Altria Group, Inc. 2005 Performance Incentive Plan (the “2005 Plan”). The 2005 Plan replaced the 2000 Performance Incentive Plan when it expired in May 2005. Under the 2005 Plan, Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 50 million shares of common stock may be issued under the 2005 Plan. Also, in 2005, Altria Group, Inc.’s Board of Directors adopted, and the stockholders approved, the 2005 Stock Compensation Plan for Non-Employee Directors (the “2005 Directors Plan”). The 2005 Directors Plan replaced the 2000 Stock Compensation Plan for Non-Employee Directors. Under the 2005 Directors Plan, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. Shares available to be granted under the 2005 Plan and the 2005 Directors Plan at December 31, 2005, were 48,527,341 and 998,158, respectively.

In addition, Kraft may grant stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other awards of its Class A common stock to its employees under the terms of the Kraft 2005 Performance Incentive Plan (the “Kraft Plan”). Up to 150 million shares of Kraft’s Class A common stock may be issued under the Kraft Plan, of which no more than 45 million shares may be awarded as restricted stock. At December 31, 2005, Kraft’s employees held options to purchase 15,145,840 shares of Kraft’s Class A common stock.

Concurrent with Kraft’s Initial Public Offering (“IPO”) in June 2001, certain Altria Group, Inc. employees received a one-time grant of options to purchase shares of Kraft’s Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. At December 31, 2005, employees held options to purchase approximately 1.4 million shares of Kraft’s Class A common stock from Altria Group, Inc. In order to completely satisfy the obligation, Altria Group, Inc. purchased 1.6 million shares of Kraft’s Class A common stock in open market transactions during 2002.

Altria Group, Inc. and Kraft apply the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards. In 2004, the FASB issued SFAS No. 123R, which requires companies to measure compensation cost for share-based payments at fair value. Altria Group, Inc. will adopt this new standard prospectively, on January 1, 2006.

Altria Group, Inc. has not granted stock options to employees since 2002. The amount included below as stock-based compensation expense in 2005 and 2004 relates primarily to EOSOs. Under certain circumstances, senior executives who exercise outstanding stock options using shares to pay the option exercise price and taxes, receive EOSOs equal to the number of shares tendered. During the years ended December 31, 2005, 2004 and 2003, Altria Group, Inc. granted 2.0 million, 1.7 million and 1.3 million EOSOs, respectively. EOSOs are granted at an exercise price of not less than fair value on the date of the grant.

Had compensation cost for stock option awards been determined by using the fair value at the grant date, Altria Group, Inc.’s net earnings and basic and diluted EPS would have been $10,420 million, $5.03 and $4.98, respectively, for the year ended December 31, 2005; $9,404 million, $4.59 and $4.56, respectively, for the year ended December 31, 2004; and $9,185 million,

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

$4.53 and $4.51, respectively, for the year ended December 31, 2003. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions for Altria Group, Inc. common stock:

	Risk-Free Interest Rate	Weighted Average Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2005 Altria Group, Inc.	3.97%	4 years	32.66%	4.39%	$14.41
2004 Altria Group, Inc.	2.96	4	37.01	5.22	11.09
2003 Altria Group, Inc.	2.72	4	37.33	6.26	8.20

Altria Group, Inc. stock option activity was as follows for the years ended December 31, 2003, 2004 and 2005:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable

Balance at January 1, 2003	114,323,340	$37.62	105,145,417

Options granted	1,317,224	42.72
Options exercised	(15,869,797)	28.57
Options canceled	(3,072,139)	47.91

Balance at December 31, 2003	96,698,628	38.85	95,229,316

Options granted	1,678,420	53.32
Options exercised	(22,810,009)	36.26
Options canceled	(275,956)	43.75

Balance at December 31, 2004	75,291,083	39.93	74,548,371

Options granted	2,026,474	68.88
Options exercised	(25,636,420)	38.44
Options canceled	(23,940)	38.91

Balance at December 31, 2005	51,657,197	41.82	50,837,246

The weighted average exercise prices of Altria Group, Inc. stock options exercisable at December 31, 2005, 2004 and 2003, were $41.32, $39.82 and $38.78, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the status of Altria Group, Inc. stock options outstanding and exercisable as of December 31, 2005, by range of exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$21.34 – $22.09	6,993,231	4 years	$21.35	6,993,231	$21.35
33.94 – 50.72	39,957,250	4	43.13	39,957,250	43.13
51.04 – 75.71	4,706,716	4	61.08	3,886,765	58.60

	51,657,197			50,837,246

Altria Group, Inc. and Kraft may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 2005, 2004 and 2003, Altria Group, Inc. granted 1,246,970; 1,392,380; and 2,327,320 shares, respectively, of restricted stock to eligible U.S.-based employees and Directors, and during 2005, 2004 and 2003, also issued to eligible non-U.S. employees and Directors rights to receive 955,682; 1,011,467; and 1,499,920 equivalent shares, respectively. The market value per restricted share or right was $61.99, $55.42 and $36.61 on the respective dates of the 2005, 2004 and 2003 grants. At December 31, 2005, restrictions on such stock and rights, net of forfeitures, lapse as follows: 2006-3,001,130 shares; 2007-2,261,060 shares; 2008-2,386,760 shares; and 2011 and thereafter-190,849 shares. During 2005, 2004 and 2003, Kraft granted 4,230,625; 4,129,902; and 3,659,751 restricted Class A shares to eligible U.S.-based employees and issued rights to receive 1,783,711; 1,939,450; and 1,651,717 restricted Class A equivalent shares to eligible non-U.S. employees, respectively. Restrictions on the Kraft Class A shares lapse as follows: 2006-4,140,552 shares; 2007-5,079,097 shares; 2008- 5,596,297 shares; 2009-100,000 shares; 2010-69,170 shares; and 2012-100,000 shares.

The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and other stock awards of $263 million (including $148 million related to Kraft awards), $185 million (including $106 million related to Kraft awards) and $99 million (including $57 million related to Kraft awards) for the years ended December 31, 2005, 2004 and 2003, respectively. The unamortized portion of restricted stock and rights awards to employees of Altria Group, Inc. and Kraft, which is reported as a reduction of stockholders’ equity, was $348 million at December 31, 2005. This amount included $202 million related to Kraft and $146 million related to Altria Group, Inc.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Earnings per Share:

Basic and diluted EPS from continuing and discontinued operations were calculated using the following:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Earnings from continuing operations	$10,668	$9,420	$9,121
(Loss) earnings from discontinued operations	(233)	(4)	83

Net earnings	$10,435	$9,416	$9,204

Weighted average shares for basic EPS	2,070	2,047	2,028

Plus incremental shares from assumed conversions:
Restricted stock and stock rights	6	3	2
Stock options	14	13	8

Weighted average shares for diluted EPS	2,090	2,063	2,038

Incremental shares from assumed conversions are calculated as the number of shares that would be issued, net of the number of shares that could be purchased in the marketplace with the cash received upon stock option exercise or, in the case of restricted stock and rights, the number of shares corresponding to the unamortized compensation expense. For the 2005 computation, the number of stock options excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive (i.e., the cash that would be received upon exercise is greater than the average market price of the stock during the year) was immaterial. For the 2004 and 2003 computations, 2 million and 43 million stock options, respectively, were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Income Taxes:

Earnings from continuing operations before income taxes and minority interest, and provision for income taxes consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Earnings from continuing operations before income taxes, minority interest, and equity earnings, net:
United States	$8,062	$7,414	$8,062
Outside United States	7,373	6,590	6,547

Total	$15,435	$14,004	$14,609

Provision for income taxes:
United States federal:
Current	$2,909	$2,106	$1,926
Deferred	(765)	450	742

	2,144	2,556	2,668
State and local	355	398	377

Total United States	2,499	2,954	3,045

Outside United States:
Current	2,179	1,605	1,810
Deferred	(60)	(19)	242

Total outside United States	2,119	1,586	2,052

Total provision for income taxes	$4,618	$4,540	$5,097

The loss from discontinued operations for the year ended December 31, 2005, includes additional tax expense of $280 million from the sale of Kraft’s sugar confectionery business, prior to any minority interest impact. The loss from discontinued operations for the year ended December 31, 2004, included a deferred income tax benefit of $43 million.

At December 31, 2005, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $9.3 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested.

In October 2004, the American Jobs Creation Act (“the Jobs Act”) was signed into law. The Jobs Act includes a deduction for 85% of certain foreign earnings that are repatriated. In 2005, Altria Group, Inc. repatriated $6.0 billion of earnings under the provisions of the Jobs Act. Deferred taxes had previously been provided for a portion of the dividends remitted. The reversal of the deferred taxes more than offset the tax costs to repatriate the earnings and resulted in a net tax reduction of $372 million in the 2005 consolidated income tax provision. This reduction was included in the consolidated statement of earnings as an estimated benefit of $209 million in the second quarter and was subsequently revised to $168 million in the fourth quarter. Altria Group, Inc. recorded an additional $204 million tax benefit, which resulted from a favorable foreign tax law ruling that was received in the third quarter of 2005 related to the repatriation of earnings under the Jobs Act.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The Jobs Act also provides tax relief to U.S. domestic manufacturers by providing a tax deduction related to a percentage of the lesser of “qualified production activities income” or taxable income. The deduction, which was 3% in 2005, increases to 9% by 2010. In accordance with SFAS No. 109, Altria Group, Inc. will recognize these benefits in the year earned. The tax benefit in 2005 was approximately $60 million.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1.4	1.8	1.8
Benefit related to dividend repatriation under the Jobs Act	(2.4)
Reversal of taxes no longer required	(0.9)	(3.1)	(0.5)
Foreign rate differences	(3.3)	(3.6)	(4.1)
Foreign dividend repatriation cost		2.2	3.7
Other	0.1	0.1	(1.0)

Effective tax rate	29.9%	32.4%	34.9%

The tax provision in 2005 includes a $372 million benefit related to dividend repatriation under the Jobs Act in 2005, the reversal of $82 million of tax accruals no longer required at Kraft, the majority of which was in the first quarter, as well as other benefits, including the impact of the domestic manufacturers’ deduction under the Jobs Act and lower repatriation costs. The tax provision in 2004 includes the reversal of $355 million of tax accruals that are no longer required due to foreign tax events that were resolved during the first quarter of 2004 ($35 million) and the second quarter of 2004 ($320 million), and an $81 million favorable resolution of an outstanding tax item at Kraft, the majority of which occurred in the third quarter. The tax provision in 2003 reflects reversals of $74 million of state tax liabilities, net of federal tax benefit, that were no longer required.

Altria Group, Inc. is regularly audited by federal, state and foreign tax authorities, and these audits are at various stages at any given time. Altria Group, Inc. anticipates several domestic and foreign audits will close in 2006 with favorable settlements. Any tax contingency reserves in excess of additional assessed liabilities will be reversed at the time the audits close.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2004
	(in millions)
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$1,534	$1,506
Settlement charges	1,228	1,229
Other	9	231

Total deferred income tax assets	2,771	2,966

Deferred income tax liabilities:
Trade names	(4,341)	(4,010)
Unremitted earnings	(250)	(971)
Property, plant and equipment	(2,404)	(2,547)
Prepaid pension costs	(1,519)	(1,485)

Total deferred income tax liabilities	(8,514)	(9,013)

Net deferred income tax liabilities	$(5,743)	$(6,047)

To conform with the current year’s presentation, the amounts shown above at December 31, 2004 have been revised from previously reported amounts to reflect state deferred tax amounts that were previously included in other liabilities on the consolidated balance sheet. As a result, deferred income tax liabilities on the December 31, 2004 consolidated balance sheet increased $618 million from $7,677 million to $8,295 million, with a corresponding reduction in other liabilities.

Financial services deferred income tax liabilities are primarily attributable to temporary differences relating to net investments in finance leases.

Note 15. Segment Reporting:

The products of ALG’s subsidiaries include cigarettes and other tobacco products, and food (consisting principally of a wide variety of snacks, beverages, cheese, grocery products and convenient meals). Another subsidiary of ALG, PMCC, maintains a portfolio of leveraged and direct finance leases. The products and services of these subsidiaries constitute Altria Group, Inc.’s reportable segments of domestic tobacco, international tobacco, North American food, international food and financial services.

Altria Group, Inc.’s management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the ALG level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s management. Altria Group, Inc.’s assets are managed on a worldwide basis by major products and, accordingly, asset information is reported for the tobacco, food and financial services segments. As described in Note 2. Summary of Significant Accounting Policies, intangible assets and related amortization are principally attributable to the food and international tobacco businesses. Other

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

assets consist primarily of cash and cash equivalents and the investment in SABMiller. The accounting policies of the segments are the same as those described in Note 2.

Segment data were as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Net revenues:
Domestic tobacco	$18,134	$17,511	$17,001
International tobacco	45,288	39,536	33,389
North American food	23,293	22,060	20,937
International food	10,820	10,108	9,561
Financial services	319	395	432

Net revenues	$97,854	$89,610	$81,320

Earnings from continuing operations before income taxes, minority interest, and equity earnings, net:
Operating companies income:
Domestic tobacco	$4,581	$4,405	$3,889
International tobacco	7,825	6,566	6,286
North American food	3,831	3,870	4,658
International food	1,122	933	1,393
Financial services	31	144	313
Amortization of intangibles	(28)	(17)	(9)
General corporate expenses	(770)	(721)	(771)

Operating income	16,592	15,180	15,759
Interest and other debt expense, net	(1,157)	(1,176)	(1,150)

Earnings from continuing operations before income taxes, minority interest, and equity earnings, net	$15,435	$14,004	$14,609

Items affecting the comparability of results from continuing operations were as follows:

• Domestic Tobacco Headquarters Relocation Charges – PM USA has substantially completed the move of its corporate headquarters from New York City to Richmond, Virginia, for which pre-tax charges of $4 million, $31 million and $69 million were recorded in the operating companies income of the domestic tobacco segment for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005, a liability of $6 million remains on the consolidated balance sheet.

• Domestic Tobacco Loss on U.S. Tobacco Pool – As further discussed in Note 19. Contingencies, in October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. Under the provisions of FETRA, PM USA was obligated to cover its share of potential losses that the government may incur on the disposition of pool tobacco stock accumulated under the previous tobacco price support program. In 2005, PM USA recorded a $138 million expense for its share of the loss.

• Domestic Tobacco Quota Buy-Out – The provisions of FETRA require PM USA, along with other manufacturers and importers of tobacco products, to make quarterly payments that will be

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

used to compensate tobacco growers and quota holders affected by the legislation. Payments made by PM USA under FETRA will offset amounts due under the provisions of the National Tobacco Grower Settlement Trust (“NTGST”), a trust formerly established to compensate tobacco growers and quota holders. Disputes arose as to the applicability of FETRA to 2004 NTGST payments. During the third quarter of 2005, a North Carolina Supreme Court ruling determined that FETRA enactment had not triggered the offset provisions during 2004 and that tobacco companies were required to make full payment to the NTGST for the full year of 2004. The ruling, along with FETRA billings from the United States Department of Agriculture (“USDA”), brought clarity to the fact that FETRA is effective beginning in 2005. Accordingly, during the third quarter of 2005, PM USA reversed a prior year accrual for FETRA payments applicable to 2004 in the amount of $115 million.

• Domestic Tobacco Legal Settlement – During 2003, PM USA and certain other defendants reached an agreement with a class of U.S. tobacco growers and quota-holders to resolve a lawsuit related to tobacco leaf purchases. During 2003, PM USA recorded pre-tax charges of $202 million for its obligations under the agreement. The pre-tax charges are included in the operating companies income of the domestic tobacco segment.

• International Tobacco E.C. Agreement – In July 2004, PMI entered into an agreement with the European Commission (“E.C.”) and 10 member states of the European Union that provides for broad cooperation with European law enforcement agencies on anti-contraband and anti-counterfeit efforts. The agreement resolves all disputes between the parties relating to these issues. Under the terms of the agreement, PMI will make 13 payments over 12 years, including an initial payment of $250 million, which was recorded as a pre-tax charge against its earnings in 2004. The agreement calls for additional payments of approximately $150 million on the first anniversary of the agreement (this payment was made in July 2005), approximately $100 million on the second anniversary and approximately $75 million each year thereafter for 10 years, each of which is to be adjusted based on certain variables, including PMI’s market share in the European Union in the year preceding payment. Because future additional payments are subject to these variables, PMI will record charges for them as an expense in cost of sales when product is shipped.

• Inventory Sale in Italy – During the first quarter of 2005, PMI made a one-time inventory sale to its new distributor in Italy, resulting in a $96 million pre-tax operating companies income benefit for the international tobacco segment. During the second quarter of 2005, the new distributor reduced its inventories by approximately 1.0 billion units, resulting in lower shipments for PMI. The net impact of these actions was a benefit to PMI’s pre-tax operating companies income of approximately $70 million for the year ended December 31, 2005.

• Asset Impairment and Exit Costs – See Note 3. Asset Impairment and Exit Costs, for a breakdown of these charges by segment.

• (Gains)/Losses on Sales of Businesses, net – During 2005, operating companies income of the international food segment included pre-tax gains on sales of businesses of $109 million, primarily related to the sale of Kraft’s desserts assets in the U.K. During 2004, Kraft sold a Brazilian snack nuts business and trademarks associated with a candy business in Norway, and recorded aggregate pre-tax losses of $3 million. During 2003, Kraft sold a European rice business and a branded fresh cheese business in Italy and recorded aggregate pre-tax gains of $31 million.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

• Provision for Airline Industry Exposure – As discussed in Note 8. Finance Assets, net, during 2005, PMCC increased its allowance for losses by $200 million, reflecting its exposure to the troubled airline industry, particularly to Delta and Northwest, both of which filed for bankruptcy protection during September 2005. In addition, during 2004 and 2002, in recognition of the economic downturn in the airline industry, PMCC increased its allowance for losses by $140 million and $290 million, respectively.

See Notes 4 and 5, respectively, regarding divestitures and acquisitions.

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Depreciation expense from continuing operations:
Domestic tobacco	$208	$203	$194
International tobacco	509	453	370
North American food	551	555	533
International food	316	309	266

	1,584	1,520	1,363
Other	61	66	63

Total depreciation expense from continuing operations	1,645	1,586	1,426
Depreciation expense from discontinued operations	2	4	5

Total depreciation expense	$1,647	$1,590	$1,431

	At December 31,
	2005	2004	2003
	(in millions)
Assets:
Tobacco	$32,370	$27,472	$23,298
Food	58,626	60,760	59,735
Financial services	7,408	7,845	8,540

	98,404	96,077	91,573
Other	9,545	5,571	4,602

Total assets	$107,949	$101,648	$96,175

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Capital expenditures from continuing operations:
Domestic tobacco	$228	$185	$154
International tobacco	736	711	586
North American food	720	613	667
International food	451	389	402

	2,135	1,898	1,809
Other	71	11	149

Total capital expenditures from continuing operations	2,206	1,909	1,958
Capital expenditures from discontinued operations		4	16

Total capital expenditures	$2,206	$1,913	$1,974

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions within each segment, with Europe being the most significant. Total tobacco and food segment net revenues attributable to customers located in Germany, Altria Group, Inc.’s largest European market, were $9.3 billion, $9.0 billion and $8.5 billion for the years ended December 31, 2005, 2004 and 2003, respectively.

Geographic data for net revenues and long-lived assets (which consist of all financial services assets and non-current consumer products assets, other than goodwill and other intangible assets, net) were as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Net revenues:
United States - domestic	$39,273	$37,729	$36,312
- export	3,630	3,493	3,528
Europe	39,880	36,163	30,813
Other	15,071	12,225	10,667

Total net revenues	$97,854	$89,610	$81,320

Long-lived assets:
United States	$27,793	$26,347	$25,825
Europe	6,716	6,829	6,048
Other	4,244	3,459	3,375

Total long-lived assets	$38,753	$36,635	$35,248

Note 16. Benefit Plans:

Altria Group, Inc. sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of ALG’s non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, ALG and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

The plan assets and benefit obligations of Altria Group, Inc.’s U.S. and Canadian pension plans are measured at December 31 of each year, and all other non-U.S. pension plans are measured at September 30 of each year. The benefit obligations of Altria Group, Inc.’s postretirement plans are measured at December 31 of each year.

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension plans at December 31, 2005 and 2004, were as follows:

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
	(in millions)
Benefit obligation at January 1	$10,896	$9,683	$6,201	$5,156
Service cost	277	247	206	180
Interest cost	616	613	283	254
Benefits paid	(778)	(677)	(274)	(315)
Termination, settlement and curtailment	50	36	(5)
Actuarial losses	268	988	727	175
Currency			(392)	546
Acquisitions			71	8
Other	21	6	69	197

Benefit obligation at December 31	11,350	10,896	6,886	6,201

Fair value of plan assets at January 1	10,569	9,555	4,476	3,433
Actual return on plan assets	686	1,044	759	361
Contributions	737	659	497	419
Benefits paid	(767)	(686)	(189)	(139)
Termination, settlement and curtailment			(11)
Currency			(257)	392
Actuarial (losses) gains	(3)	(3)	(3)	10
Acquisitions			24

Fair value of plan assets at December 31	11,222	10,569	5,296	4,476

Funded status (plan assets less than benefit obligations) at December 31	(128)	(327)	(1,590)	(1,725)
Unrecognized actuarial losses	4,469	4,350	1,875	1,727
Unrecognized prior service cost	123	120	93	108
Additional minimum liability	(177)	(206)	(787)	(663)
Unrecognized net transition obligation			8	9

Net prepaid pension asset (liability) recognized	$4,287	$3,937	$(401)	$(544)

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $3.9 billion and $3.4 billion at December 31, 2005 and 2004, respectively. These amounts were recognized in Altria Group, Inc.’s consolidated balance sheets at December 31, 2005 and 2004, as other assets of $5.7 billion and $5.2 billion, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1.8 billion at December 31, 2005 and 2004 for those plans in which the accumulated benefit obligations exceeded their plan assets.

For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2005 and 2004 was as follows:

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
	(in millions)
(Increase) decrease in minimum liability included in other comprehensive earnings (losses), net of tax	$19	$(5)	$(73)	$(48)

The accumulated benefit obligation, which represents benefits earned to date, for the U.S. pension plans was $10.1 billion and $9.5 billion at December 31, 2005 and 2004, respectively. The accumulated benefit obligation for non-U.S. pension plans was $6.1 billion and $5.5 billion at December 31, 2005 and 2004, respectively.

For U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $488 million, $384 million and $18 million, respectively, as of December 31, 2005, and $584 million, $415 million and $15 million, respectively, as of December 31, 2004. At December 31, 2005, the majority of these relate to plans for salaried employees that cannot be funded under I.R.S. regulations. For non-U.S. plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $4,583 million, $4,052 million and $2,956 million, respectively, as of December 31, 2005, and $3,689 million, $3,247 million and $2,013 million, respectively, as of December 31, 2004.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s benefit obligations under the plans at December 31:

	U.S. Plans		Non-U.S. Plans
	2005	2004	2005	2004
Discount rate	5.64%	5.75%	4.04%	4.75%
Rate of compensation increase	4.20	4.20	3.13	3.28

Altria Group, Inc.’s 2005 year end U.S. and Canadian plans discount rates were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. The 2005 year end discount rates for Altria Group, Inc.’s non-U.S. plans were developed from local bond indices that match local benefit obligations as closely as possible.

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NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Components of Net Periodic Benefit Cost

Net periodic pension cost consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	U.S. Plans			Non-U.S. Plans
	2005	2004	2003	2005	2004	2003
	(in millions)
Service cost	$277	$247	$234	$206	$180	$140
Interest cost	616	613	579	283	254	217
Expected return on plan assets	(870)	(932)	(936)	(352)	(318)	(257)
Amortization:
Unrecognized net loss from experience differences	271	157	46	70	50	29
Prior service cost	19	16	16	14	14	11
Termination, settlement and curtailment	92	48	68	27	3

Net periodic pension cost	$405	$149	$7	$248	$183	$140

During 2005, 2004 and 2003, employees left Altria Group, Inc. under voluntary early retirement and workforce reduction programs. These events resulted in settlement losses, curtailment losses and termination benefits for the U.S. plans in 2005, 2004 and 2003 of $19 million, $7 million and $17 million, respectively. In addition, retiring employees of Kraft North America Commercial (“KNAC”) elected lump-sum payments, resulting in settlement losses of $73 million, $41 million and $51 million in 2005, 2004 and 2003, respectively. During 2005 and 2004, non-U.S. plant closures and early retirement benefits resulted in curtailment and settlement losses of $27 million and $3 million, respectively.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net pension cost for the years ended December 31:

	U.S. Plans			Non-U.S. Plans
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.50%	4.75%	4.87%	4.99%
Expected rate of return on plan assets	8.00	9.00	9.00	7.54	7.82	7.81
Rate of compensation increase	4.20	4.20	4.20	3.28	3.40	3.30

Altria Group, Inc.’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

ALG and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of pre-tax earnings, as defined by the plans. Certain other subsidiaries of ALG also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $256 million, $244 million and $235 million in 2005, 2004 and 2003, respectively.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets

The percentage of fair value of pension plan assets at December 31, 2005 and 2004, was as follows:

	U.S. Plans		Non-U.S. Plans
Asset Category	2005	2004	2005	2004
Equity securities	74%	72%	60%	59%
Debt securities	25	27	35	35
Real estate			3	4
Other	1	1	2	2

Total	100%	100%	100%	100%

Altria Group, Inc.’s investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of Altria Group, Inc.’s U.S. plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities, actively managed international equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high-yield and international debt securities.

For the plans outside the U.S., the investment strategy is subject to local regulations and the asset/liability profiles of the plans in each individual country. These specific circumstances result in a level of equity exposure that is typically less than the U.S. plans. In aggregate, the actual asset allocations of the non-U.S. plans are virtually identical to their respective asset policy targets.

Altria Group, Inc. attempts to mitigate investment risk by rebalancing between equity and debt asset classes as Altria Group, Inc.’s contributions and monthly benefit payments are made.

Altria Group, Inc. presently makes, and plans to make, contributions, to the extent that they do not generate an excise tax liability, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. and non-U.S. plans. Currently, Altria Group, Inc. anticipates making contributions of approximately $410 million in 2006 to its U.S. plans and approximately $216 million in 2006 to its non-U.S. plans, based on current tax law. These amounts include approximately $140 million and $106 million that Kraft anticipates making to its U.S. and non-U.S. plans, respectively. However, these estimates are subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or significant changes in interest rates.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2005, were as follows:

	U.S. Plans	Non-U.S. Plans
	(in millions)
2006	$ 576	$ 273
2007	650	280
2008	615	292
2009	672	306
2010	729	318
2011-2015	4,472	1,716

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Service cost	$96	$85	$80
Interest cost	280	280	270
Amortization:
Unrecognized net loss from experience differences	82	57	47
Unrecognized prior service cost	(29)	(25)	(27)
Other expense	2	1	7

Net postretirement health care costs	$431	$398	$377

During 2005, 2004 and 2003, Altria Group, Inc. instituted early retirement programs. These actions resulted in special termination benefits and curtailment losses of $2 million, $1 million and $7 million in 2005, 2004 and 2003, respectively, which are included in other expense, above.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”). FSP 106-2 requires companies to account for the effect of the subsidy on benefits attributable to past service as an actuarial experience gain and as a reduction of the service cost component of net postretirement health care costs for amounts attributable to current service, if the benefit provided is at least actuarially equivalent to Medicare Part D.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc. adopted FSP 106-2 in the third quarter of 2004. The impact for 2005 and 2004 was a reduction of pre-tax net postretirement health care costs and an increase in net earnings, which is included above as a reduction of the following:

	2005	2004
	(in millions)
Service cost	$10	$4
Interest cost	28	11
Amortization of unrecognized net loss from experience differences	29	13

Reduction of pre-tax net postretirement health care costs and an increase in net earnings	$67	$28

Reduction related to Kraft included above	$55	$24

In addition, as of July 1, 2004, Altria Group, Inc. reduced its accumulated postretirement benefit obligation for the subsidy related to benefits attributed to past service by $375 million and decreased its unrecognized actuarial losses by the same amount.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net postretirement cost for the years ended December 31:

	U.S. Plans			Canadian Plans
	2005	2004	2003	2005	2004	2003
Discount rate	5.75%	6.25%	6.50%	5.75%	6.50%	6.75%
Health care cost trend rate	8.00	8.90	8.00	9.50	8.00	7.00

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2005 and 2004, were as follows:

	2005	2004
	(in millions)
Accumulated postretirement benefit obligation at January 1	$4,819	$4,599
Service cost	96	85
Interest cost	280	280
Benefits paid	(291)	(305)
Curtailments	2	1
Plan amendments	19	(43)
Medicare Prescription Drug, Improvement and Modernization Act of 2003		(375)
Currency	2	10
Assumption changes	352	474
Actuarial losses	116	93

Accumulated postretirement benefit obligation at December 31	5,395	4,819

Unrecognized actuarial losses	(1,857)	(1,466)
Unrecognized prior service cost	173	221

Accrued postretirement health care costs	$3,711	$3,574

The current portion of Altria Group, Inc.’s accrued postretirement health care costs of $299 million and $289 million at December 31, 2005 and 2004, respectively, is included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	U.S. Plans		Canadian Plans
	2005	2004	2005	2004
Discount rate	5.64%	5.75%	5.00%	5.75%
Health care cost trend rate assumed for next year	8.00	8.00	9.00	9.50
Ultimate trend rate	5.00	5.00	6.00	6.00
Year that the rate reaches the ultimate trend rate	2009	2008	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2005:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	13.8%	(11.2)%
Effect on postretirement benefit obligation	10.0	(8.2)

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Altria Group, Inc.’s estimated future benefit payments for its postretirement health care plans at December 31, 2005, were as follows:

	U.S. Plans	Canadian Plans
	(in millions)
2006	$ 292	$ 7
2007	307	7
2008	315	8
2009	323	8
2010	330	8
2011-2015	1,774	48

Postemployment Benefit Plans

ALG and certain of its subsidiaries sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in millions)
Service cost	$18	$18	$24
Amortization of unrecognized net loss	9	10	11
Other expense	219	226	69

Net postemployment costs	$246	$254	$104

As discussed in Note 3. Asset Impairment and Exit Costs, certain employees left Kraft under the restructuring program and certain salaried employees left Altria Group, Inc. under separation programs. These programs resulted in incremental postemployment costs, which are included in other expense, above.

Altria Group, Inc.’s postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2005 and 2004, were as follows:

	2005	2004
	(in millions)
Accumulated benefit obligation at January 1	$457	$480
Service cost	18	18
Kraft restructuring program	139	167
Benefits paid	(318)	(280)
Actuarial losses	237	72

Accumulated benefit obligation at December 31	533	457
Unrecognized experience (loss) gain	(86)	30

Accrued postemployment costs	$447	$487

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.5% and 0.4% in 2005 and 2004, respectively, assumed compensation cost increases of 4.3% and 4.2% in 2005 and 2004, respectively, and assumed benefits as defined in the

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 17. Additional Information:

The amounts shown below are for continuing operations.

	For the Years Ended December 31,
	2005	2004	2003
	(in millions)
Research and development expense	$943	$809	$756

Advertising expense	$1,784	$1,763	$1,623

Interest and other debt expense, net:
Interest expense	$1,556	$1,417	$1,367
Interest income	(399)	(241)	(217)

	$1,157	$1,176	$1,150

Interest expense of financial services operations included in cost of sales	$107	$106	$108

Rent expense	$748	$738	$709

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2005, were as follows (in millions):

2006	$436
2007	329
2008	232
2009	157
2010	121
Thereafter	344

	$1,619

Note 18. Financial Instruments:

Derivative Financial Instruments

ALG’s subsidiaries operate globally, with manufacturing and sales facilities in various locations around the world. ALG and its subsidiaries utilize certain financial instruments to manage its foreign currency and commodity exposures. Derivative financial instruments are used by ALG and their subsidiaries, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices, by creating offsetting exposures. Altria Group, Inc. is not a party to leveraged derivatives and, by policy, does not use derivative financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. Altria Group, Inc. formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

Altria Group, Inc. uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. The primary currencies to which Altria Group, Inc. is exposed include the Japanese yen, Swiss franc and the euro. At December 31, 2005 and 2004, Altria Group, Inc. had foreign exchange option and forward contracts with aggregate notional amounts of $4.8 billion and $9.7 billion, respectively. The effective portion of unrealized gains and losses associated with forward contracts and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on Altria Group, Inc.’s consolidated statement of earnings.

In addition, Altria Group, Inc. uses foreign currency swaps to mitigate its exposure to changes in exchange rates related to foreign currency denominated debt. These swaps typically convert fixed-rate foreign currency denominated debt to fixed-rate debt denominated in the functional currency of the borrowing entity. A substantial portion of the foreign currency swap agreements is accounted for as cash flow hedges. The unrealized gain (loss) relating to foreign currency swap agreements that do not qualify for hedge accounting treatment under U.S. GAAP was insignificant as of December 31, 2005 and 2004. At December 31, 2005 and 2004, the notional amounts of foreign currency swap agreements aggregated $2.3 billion and $2.7 billion, respectively. Aggregate maturities of foreign currency swap agreements at December 31, 2005, were $1.0 billion in 2006 and $1.3 billion in 2008.

Altria Group, Inc. also designates certain foreign currency denominated debt as net investment hedges of foreign operations. During the year ended December 31, 2005, these hedges of net investments resulted in a gain, net of income taxes, of $369 million, and in the years ended December 31, 2004 and 2003, resulted in losses, net of income taxes, of $344 million and $286 million, respectively. These gains and losses were reported as a component of accumulated other comprehensive earnings (losses) within currency translation adjustments.

Kraft is exposed to price risk related to forecasted purchases of certain commodities used as raw materials. Accordingly, Kraft uses commodity forward contracts as cash flow hedges, primarily for coffee and cocoa. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. At December 31, 2005 and 2004, Kraft had net long commodity positions of $521 million and $443 million, respectively. In general, commodity forward contracts qualify for the normal purchase exception under U.S. GAAP. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales when the related inventory is sold. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2005 and 2004.

During the years ended December 31, 2005, 2004 and 2003, ineffectiveness related to fair value hedges and cash flow hedges was not material. Altria Group, Inc. is hedging forecasted transactions for periods not exceeding the next fifteen months. At December 31, 2005, Altria Group, Inc. estimates that an insignificant amount of derivative gains, net of income taxes,

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

reported in accumulated other comprehensive earnings (losses) will be reclassified to the consolidated statement of earnings within the next twelve months.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by the corresponding gains or losses on the underlying hedged item. Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2005, 2004 and 2003, as follows (in millions):

	2005	2004	2003
Loss as of January 1	$(14)	$(83)	$(77)
Derivative (gains) losses transferred to earnings	(95)	86	(42)
Change in fair value	133	(17)	36

Gain (loss) as of December 31	$24	$(14)	$(83)

Credit exposure and credit risk

Altria Group, Inc. is exposed to credit loss in the event of nonperformance by counterparties. Altria Group, Inc. does not anticipate nonperformance within its consumer products businesses. However, see Note 8. Finance Assets, net regarding certain aircraft and other leases.

Fair value

The aggregate fair value, based on market quotes, of Altria Group, Inc.’s total debt at December 31, 2005, was $24.6 billion, as compared with its carrying value of $23.9 billion. The aggregate fair value of Altria Group, Inc.’s total debt at December 31, 2004, was $24.2 billion, as compared with its carrying value of $23.0 billion.

The fair value, based on market quotes, of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2005, was $7.8 billion, as compared with its carrying value of $3.4 billion. The fair value of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2004, was $7.1 billion, as compared with its carrying value of $2.5 billion.

See Notes 9 and 10 for additional disclosures of fair value for short-term borrowings and long-term debt.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Contingencies:

Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, as well as their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors.

Overview of Tobacco-Related Litigation

Types and Number of Cases

Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases primarily alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud, or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), and (v) other tobacco-related litigation. Other tobacco-related litigation includes suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits. Damages claimed in some of the tobacco-related litigation range into the billions of dollars. Plaintiffs’ theories of recovery and the defenses raised in the smoking and health, health care cost recovery and Lights/Ultra Lights cases are discussed below.

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, ALG or PMI, as of December 31, 2005, December 31, 2004 and December 31, 2003, and a page-reference to further discussions of each type of case.

Type of Case	Number of Cases Pending as of December 31, 2005	Number of Cases Pending as of December 31, 2004	Number of Cases Pending as of December 31, 2003	Page References
Individual Smoking and Health Cases (1)	228	222	423	58

Smoking and Health Class Actions and Aggregated Claims Litigation (2)	9	9	12	58-59

Health Care Cost Recovery Actions	4	10	13	59-63

Lights/Ultra Lights Class Actions	24	21	21	64-65

Tobacco Price Cases	2	2	28	65-66

Cigarette Contraband Cases	0	2	5	67-68

Asbestos Contribution Cases	1	1	7	68

(1)	Does not include 2,640 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action, which was settled in 1997. The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages. Also, does not include nine individual smoking and health cases brought against certain retailers that are indemnitees of PM USA.

(2)	Includes as one case the aggregated claims of 928 individuals that are proposed to be tried in a single proceeding in West Virginia. In December 2005, the West Virginia Supreme Court of Appeals ruled that the United States Constitution does not preclude a trial in two phases in this case. Issues related to defendants’ conduct, entitlement to punitive damages and a punitive damages multiplier, if any, would be determined in the first phase. The second phase would consist of individual trials to determine liability, if any, and compensatory damages.

There are also a number of other tobacco-related actions pending outside the United States against PMI and its affiliates and subsidiaries, including an estimated 132 individual smoking and health cases (Argentina (59), Australia (2), Brazil (54), Chile (3), Colombia (1), Israel (2), Italy (4), the Philippines (1), Poland (1), Scotland (1), Spain (2), Turkey (1) and Venezuela (1)), compared with approximately 121 such cases on December 31, 2004, and approximately 99

ALTRIA GROUP, INC. and SUBSIDIARIES

NOTES to CONSOLIDATED FINANCIAL STATEMENTS

such cases on December 31, 2003. In addition, in Italy, 23 cases are pending in the Italian equivalent of small claims court where damages are limited to €2,000 per case, and four cases are pending in Finland and one in Israel against defendants that are indemnitees of a subsidiary of PMI.

In addition, as of December 31, 2005, there were three smoking and health putative class actions pending outside the United States against PMI in Brazil (1), Israel (1), and Poland (1) compared with three such cases on December 31, 2004, and six such cases on December 31, 2003. Four health care cost recovery actions are pending in Israel (1), Canada (1), France (1) and Spain (1) against PMI or its affiliates, and two Lights/Ultra Lights class actions are pending in Israel.

Pending and Upcoming Trials

Trial in one individual smoking and health case in which PM USA is a defendant began in a Missouri state court in January 2006. An estimated nine additional smoking and health cases against PM USA are scheduled for trial in 2006. Cases against other tobacco companies are also scheduled for trial through the end of 2006. Trial dates are subject to change.

Recent Trial Results

Since January 1999, verdicts have been returned in 43 smoking and health, Lights/Ultra Lights and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 27 of the 43 cases. These 27 cases were tried in California (4), Florida (9), Mississippi (1), Missouri (1), New Hampshire (1), New Jersey (1), New York (3), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2), and West Virginia (1). Plaintiffs’ appeals or post-trial motions challenging the verdicts are pending in California, Florida, Missouri, and Pennsylvania. A motion for a new trial has been granted in one of the cases in Florida. In addition, in December 2002, a court dismissed an individual smoking and health case in California at the end of trial. Also, in July 2005, a jury in Tennessee returned a verdict in favor of PM USA in a case in which plaintiffs had challenged PM USA’s retail promotional and merchandising programs under the Robinson-Patman Act.

Of the 16 cases in which verdicts were returned in favor of plaintiffs, four have reached final resolution. A $17.8 million verdict against defendants in a health care cost recovery case (including $6.8 million against PM USA) was reversed, and all claims were dismissed with prejudice in February 2005 (Blue Cross/Blue Shield). In October 2004, after exhausting all appeals, PM USA paid $3.3 million (including interest of $285,000) in an individual smoking and health case in Florida (Eastman). In March 2005, after exhausting all appeals, PM USA paid $17 million (including interest of $6.4 million) in an individual smoking and health case in California (Henley). In December 2005, after exhausting all appeals, PM USA paid $328,759 (including interest of $78,259) as its share of the judgment amount and interest in a flight attendant ETS case in Florida (French) and will pay attorneys’ fees yet to be determined.

The chart below lists the verdict and post-trial developments in the remaining 12 pending cases that have gone to trial since January 1999 in which verdicts were returned in favor of plaintiffs.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 2005	New York/ Rose	Individual Smoking and Health	$3.42 million in compensatory damages against two defendants, including PM USA, and $17.1 million in punitive damages against PM USA.	In December 2005, PM USA’s post-trial motions challenging the verdict were denied by the trial court. PM USA has appealed.

October 2004	Florida/ Arnitz	Individual Smoking and Health	$240,000 against PM USA.	PM USA’s appeal is pending.

May 2004	Louisiana/ Scott	Smoking and Health Class Action	Approximately $590 million, against all defendants including PM USA, jointly and severally, to fund a 10-year smoking cessation program.	In June 2004, the state trial court entered judgment in the amount of the verdict of $590 million, plus prejudgment interest accruing from the date the suit commenced. As of December 31, 2005, the amount of prejudgment interest was approximately $390 million. PM USA’s share of the verdict and prejudgment interest has not been allocated. Defendants, including PM USA, have appealed. See “Scott Class Action” below.

November 2003	Missouri/ Thompson	Individual Smoking and Health	$2.1 million in compensatory damages against all defendants, including $837,403 against PM USA.	PM USA’s appeal is pending.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 2003	Illinois/ Price	Lights/ Ultra Lights Class Action	$7.1005 billion in compensatory damages and $3 billion in punitive damages against PM USA.	In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs and remanded the case to the trial court with instructions to dismiss the case against PM USA. See the discussion of the Price case under the heading “Certain Other Tobacco-Related Litigation — Lights/Ultra Lights Cases.”

October 2002	California/ Bullock	Individual Smoking and Health	$850,000 in compensatory damages and $28 billion in punitive damages against PM USA.	In December 2002, the trial court reduced the punitive damages award to $28 million; PM USA and plaintiff have appealed.

June 2002	Florida/ Lukacs	Individual Smoking and Health	$37.5 million in compensatory damages against all defendants, including PM USA.	In March 2003, the trial court reduced the damages award to $24.86 million. PM USA’s share of the damages award is approximately $6 million. The court has not yet entered the judgment on the jury verdict. If a judgment is entered in this case, PM USA intends to appeal.

March 2002	Oregon/ Schwarz	Individual Smoking and Health	$168,500 in compensatory damages and $150 million in punitive damages against PM USA.	In May 2002, the trial court reduced the punitive damages award to $100 million; PM USA and plaintiff have appealed.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
June 2001	California/ Boeken	Individual Smoking and Health	$5.5 million in compensatory damages and $3 billion in punitive damages against PM USA.	In August 2001, the trial court reduced the punitive damages award to $100 million. In September 2004, the California Second District Court of Appeal reduced the punitive damages award to $50 million but otherwise affirmed the judgment entered in the case. Plaintiff and PM USA each sought rehearing. In April 2005, the Court of Appeal reaffirmed the award amount set in its September 2004 ruling. In August 2005, the California Supreme Court refused to hear the petitions of PM USA and plaintiff for further review. Following the California Supreme Court’s refusal to hear the parties’ appeal, PM USA recorded a provision in the 2005 statement of earnings of approximately $80 million (including interest) in connection with this case. Plaintiff and PM USA have petitioned the United States Supreme Court for further review.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
July 2000	Florida/ Engle	Smoking and Health Class Action	$145 billion in punitive damages against all defendants, including $74 billion against PM USA.	In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the state trial court and instructed the trial court to order the decertification of the class. Plaintiffs’ motion for reconsideration was denied in September 2003, and plaintiffs petitioned the Florida Supreme Court for further review. In May 2004, the Florida Supreme Court agreed to review the case, and the Supreme Court heard oral arguments in November 2004. See “Engle Class Action” below.

March 2000	California/ Whiteley	Individual Smoking and Health	$1.72 million in compensatory damages against PM USA and another defendant, and $10 million in punitive damages against each of PM USA and the other defendant.	In April 2004, the California First District Court of Appeal entered judgment in favor of defendants on plaintiff’s negligent design claims, and reversed and remanded for a new trial on plaintiff’s fraud-related claims. Defendants’ motion to transfer venue is pending.

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Date	Location of Court/Name of Plaintiff	Type of Case	Verdict	Post-Trial Developments
March 1999	Oregon/ Williams	Individual Smoking and Health	$800,000 in compensatory damages, $21,500 in medical expenses and $79.5 million in punitive damages against PM USA.	The trial court reduced the punitive damages award to $32 million, and PM USA and plaintiff appealed. In June 2002, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. Following the Oregon Supreme Court’s refusal to hear PM USA’s appeal, PM USA recorded a provision of $32 million in connection with this case and petitioned the United States Supreme Court for further review. In October 2003, the United States Supreme Court set aside the Oregon appellate court’s ruling, and directed the Oregon court to reconsider the case in light of the 2003 State Farm decision by the United States Supreme Court, which limited punitive damages. In June 2004, the Oregon Court of Appeals reinstated the $79.5 million punitive damages award. On February 2, 2006, the Oregon Supreme Court affirmed the Court of Appeals’ decision. PM USA intends to petition the United States Supreme Court for further review and pursue other avenues of relief.

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In addition to the cases discussed above, in October 2003, a three-judge panel of an appellate court in Brazil reversed a lower court’s dismissal of an individual smoking and health case and ordered PMI’s Brazilian affiliate to pay plaintiff approximately $256,000 and other unspecified damages. PMI’s Brazilian affiliate appealed. In December 2004, the three-judge panel’s decision was vacated by an en banc panel of the appellate court, which upheld the trial court’s dismissal of the case. Also, in April 2005, a labor court trial judge entered judgment against PMI’s Venezuelan affiliate in favor of a former employee plaintiff in the amount of approximately $150,000 in connection with an individual claim involving smoking and health issues. PMI’s Venezuelan affiliate appealed. In August 2005, the appellate court reversed the lower court’s decision. Plaintiff has appealed to the Supreme Court.

With respect to certain adverse verdicts currently on appeal, excluding amounts relating to the Engle and Price cases, as of December 31, 2005, PM USA has posted various forms of security totaling approximately $329 million, the majority of which have been collateralized with cash deposits, to obtain stays of judgments pending appeals. The cash deposits are included in other assets on the consolidated balance sheets.

Engle Class Action

In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA posted a bond in the amount of $100 million and appealed.

In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into a separate interest-bearing escrow account that, regardless of the outcome of the appeal, will be paid to the court and the court will determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In July 2001, PM USA also placed $1.2 billion into an interest-bearing escrow account, which will be returned to PM USA should it prevail in its appeal of the case. (The $1.2 billion escrow account is included in the December 31, 2005 and 2004 consolidated balance sheets as other assets. Interest income on the $1.2 billion escrow account is paid to PM USA quarterly and is being recorded as earned, in interest and other debt expense, net, in the consolidated statements of earnings.) In connection with the stipulation, PM USA recorded a $500 million pre-tax charge in its consolidated statement of earnings for the quarter ended March 31, 2001. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review and, in May 2004, the Florida Supreme Court agreed to review the case. Oral arguments were heard in November 2004.

Scott Class Action

In July 2003, following the first phase of the trial in the Scott class action, in which plaintiffs sought creation of a fund to pay for medical monitoring and smoking cessation programs, a Louisiana jury returned a verdict in favor of defendants, including PM USA, in connection with plaintiffs’ medical monitoring claims, but also found that plaintiffs could benefit from smoking cessation assistance. The jury also found that cigarettes as designed are not defective but that the defendants failed to disclose all they knew about smoking and diseases and marketed their

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products to minors. In May 2004, in the second phase of the trial, the jury awarded plaintiffs approximately $590 million, against all defendants jointly and severally, to fund a 10-year smoking cessation program. In June 2004, the court entered judgment, which awarded plaintiffs the approximately $590 million jury award plus prejudgment interest accruing from the date the suit commenced. As of December 31, 2005, the amount of prejudgment interest was approximately $390 million. PM USA’s share of the jury award and prejudgment interest has not been allocated. Defendants, including PM USA, have appealed. Pursuant to a stipulation of the parties, the trial court entered an order setting the amount of the bond at $50 million for all defendants in accordance with an article of the Louisiana Code of Civil Procedure, and a Louisiana statute (the “bond cap law”) fixing the amount of security in civil cases involving a signatory to the MSA (as defined below). Under the terms of the stipulation, plaintiffs reserve the right to contest, at a later date, the sufficiency or amount of the bond on any grounds including the applicability or constitutionality of the bond cap law. In September 2004, defendants collectively posted a bond in the amount of $50 million.

Smoking and Health Litigation

Overview

Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated the injuries caused by their exposure to asbestos. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

Smoking and Health Class Actions

Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.

Class certification has been denied or reversed by courts in 56 smoking and health class actions involving PM USA in Arkansas (1), the District of Columbia (2), Florida (1), Illinois (2), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). A class remains certified in the Scott class action discussed above.

A purported smoking and health class action is pending in Brazil. In that case, the trial court has issued an order finding that the action was valid under the Brazilian Consumer Defense Code.

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The order contemplates a second stage of the case in which individuals are to file their claims. The trial court awarded the equivalent of approximately $350 per smoker per year of smoking for moral damages and has indicated that material damages will be assessed in a second phase of the case. Defendants have appealed. The trial court has granted defendants’ motion to stay its decision while the appeal is pending.

Health Care Cost Recovery Litigation

Overview

In health care cost recovery litigation, domestic and foreign governmental entities and non-governmental plaintiffs seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.

The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.

Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiffs benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.

Although there have been some decisions to the contrary, most judicial decisions have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and six state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals.

A number of foreign governmental entities have filed health care cost recovery actions in the United States. Such suits have been brought in the United States by 13 countries, a Canadian province, 11 Brazilian states and 11 Brazilian cities. Of these 36 cases, 34 have been dismissed,

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and the two cases brought by the Republic of Panama and the Brazilian State of Sao Paulo remain pending. In addition to the cases brought in the United States, health care cost recovery actions have also been brought in Israel (1), the Marshall Islands (1) (dismissed), Canada (1), France (1; dismissed, but on appeal) and Spain (1; dismissed, but on appeal), and other entities have stated that they are considering filing such actions. In September 2005, in the case in Canada, the Canadian Supreme Court ruled that legislation permitting the lawsuit is constitutional, and, as a result, the case which had previously been dismissed by the trial court will now proceed.

In March 1999, in the first health care cost recovery case to go to trial, an Ohio jury returned a verdict in favor of defendants on all counts. In addition, a $17.8 million verdict against defendants (including $6.8 million against PM USA) was reversed in a health care cost recovery case in New York, and all claims were dismissed with prejudice in February 2005 (Blue Cross/Blue Shield). The health care cost recovery case brought by the City of St. Louis, Missouri and approximately 50 Missouri hospitals, in which PM USA and ALG are defendants, remains pending without a trial date.

Settlements of Health Care Cost Recovery Litigation

In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the domestic tobacco industry make substantial annual payments in the following amounts (excluding future annual payments under the agreement with the tobacco grower states discussed below), subject to adjustments for several factors, including inflation, market share and industry volume: 2006 through 2007, $8.4 billion each year; and thereafter, $9.4 billion each year. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. Pursuant to the provisions of the MSA, domestic tobacco product manufacturers, including PM USA, who are original signatories to the MSA (“OPMs”) are participating in a proceeding that may result in a downward adjustment to the amounts paid by the OPMs to the states and territories that are parties to the MSA for the year 2003. The availability and the precise amount of that adjustment depend on a number of factors and will likely not be determined until some time in 2006 or later. If the adjustment does become available, it may be applied as a credit against future payments due from the OPMs.

The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.

As part of the MSA, the settling defendants committed to work cooperatively with the tobacco-growing states to address concerns about the potential adverse economic impact of the MSA on tobacco growers and quota holders. To that end, in 1999, four of the major domestic tobacco product manufacturers, including PM USA, and the grower states, established the National Tobacco Grower Settlement Trust (“NTGST”), a trust fund to provide aid to tobacco growers and quota holders. The trust was to be funded by these four manufacturers over 12 years with payments, prior to application of various adjustments, scheduled to total $5.15 billion.

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Remaining industry payments (2006 through 2008, $500 million each year; 2009 and 2010, $295 million each year) were to be subject to adjustment for several factors, including inflation, United States cigarette volume and certain contingent events, and, in general, were to be allocated based on each manufacturer’s relative market share. Provisions of the NTGST allow for offsets to the extent that payments are made to growers and quota holders as part of a legislated end to the federal tobacco quota and price support program.

In October 2004, the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was signed into law. FETRA provides for the elimination of the federal tobacco quota and price support program through an industry-funded buy-out of tobacco growers and quota holders. The cost of the buy-out is estimated at approximately $9.6 billion and will be paid over 10 years by manufacturers and importers of all tobacco products. The cost will be allocated based on the relative market shares of manufacturers and importers of all tobacco products. The quota buy-out payments will offset already scheduled payments to the NTGST. Manufacturers and importers of tobacco products are also obligated to cover any losses (up to $500 million) that the government may incur on the disposition of tobacco pool stock accumulated under the previous tobacco price support program. In September 2005, PM USA was billed $138 million for its share of tobacco pool stock losses and recorded the amount as an expense. Altria Group, Inc. does not currently anticipate that the quota buy-out will have a material adverse impact on its consolidated results in 2006 and beyond.

Following the enactment of FETRA, the trustee of the NTGST and the state entities conveying NTGST payments to tobacco growers and quota holders sued tobacco product manufacturers alleging that the offset provisions did not apply to payments due in 2004. In December 2004, a North Carolina trial court ruled that FETRA’s enactment had triggered the offset provisions and that the tobacco product manufacturers, including PM USA, were entitled to receive a refund of amounts paid to the NTGST during the first three quarters of 2004 and were not required to make the payments that would otherwise have been due during the fourth quarter of 2004. Plaintiffs appealed, and in August 2005, the North Carolina Supreme Court reversed the trial court’s ruling and remanded the case to the lower court for additional proceedings. In October 2005, the trial court ordered that the trustee could distribute the amounts that the tobacco companies had already paid to the NTGST during the first three quarters of 2004. PM USA’s portion of these payments was approximately $174 million. The trial court also ruled that the manufacturers must make the payment originally scheduled to be made to the NTGST in December 2004, with interest. PM USA’s portion of the principal was approximately $58 million, which PM USA paid in October 2005. In November 2005, PM USA paid $2 million in interest on the December 2004 payment.

The State Settlement Agreements have materially adversely affected the volumes of PM USA, and ALG believes that they may also materially adversely affect the results of operations, cash flows or financial position of PM USA and Altria Group, Inc. in future periods. The degree of the adverse impact will depend on, among other things, the rate of decline in United States cigarette sales in the premium and discount segments, PM USA’s share of the domestic premium and discount cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and the other State Settlement Agreements.

In April 2004, a lawsuit was filed in state court in Los Angeles, California, on behalf of all California residents who purchased cigarettes in California from April 2000 to the present, alleging that the MSA enabled the defendants, including PM USA and ALG, to engage in unlawful price fixing and market sharing agreements. The complaint sought damages and also

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sought to enjoin defendants from continuing to operate under those provisions of the MSA that allegedly violate California law. In June 2004, plaintiffs dismissed this case and refiled a substantially similar complaint in federal court in San Francisco, California. The new complaint is brought on behalf of the same purported class but differs in that it covers purchases from June 2000 to the present, names the Attorney General of California as a defendant, and does not name ALG as a defendant. In March 2005, the trial court granted defendants’ motion to dismiss the case. Plaintiffs have appealed.

There is a suit pending against New York state officials, in which importers of cigarettes allege that the MSA and certain New York statutes enacted in connection with the MSA violate federal antitrust law. Neither ALG nor PM USA is a defendant in this case. In September 2004, the court denied plaintiffs’ motion to preliminarily enjoin the MSA and certain related New York statutes, but the court issued a preliminary injunction against an amendment repealing the “allocable share” provision of the New York Escrow Statute. In addition, similar lawsuits have been brought in other states, including Kentucky, Arkansas, Kansas, Louisiana, Nebraska, Tennessee and Oklahoma, and a similar proceeding has been brought under the provisions of the North American Free Trade Agreement in the United Nations. Neither ALG nor PM USA is a defendant in these cases.

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Federal Government’s Lawsuit

In 1999, the United States government filed a lawsuit in the United States District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including ALG, asserting claims under three federal statutes, the Medical Care Recovery Act (“MCRA”), the Medicare Secondary Payer (“MSP”) provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005, and post-trial briefings were completed in September 2005. The lawsuit seeks to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleges that such costs total more than $20 billion annually. It also seeks what it alleges to be equitable and declaratory relief, including disgorgement of profits which arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government’s MCRA and MSP claims, but permitted discovery to proceed on the government’s claims for relief under the civil provisions of RICO.

The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2004, the trial court issued an order denying defendants’ motion for partial summary judgment limiting the disgorgement remedy. In February 2005, a panel of the United States Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO and entered summary judgment in favor of defendants, with respect to the disgorgement claim. In April 2005, the Court of Appeals denied the government’s motion for rehearing. In July 2005, the government petitioned the United States Supreme Court for further review of the Court of Appeals’ ruling that disgorgement is not an available remedy, and in October 2005, the Supreme Court denied the petition.

In June 2005, the government filed with the trial court its proposed final judgment seeking remedies of approximately $14 billion, including $10 billion over a five-year period to fund a national smoking cessation program and $4 billion over a ten-year period to fund a public education and counter-marketing campaign. Further, the government’s proposed remedy would require defendants to pay additional monies to these programs if targeted reductions in the smoking rate of those under 21 are not achieved according to a prescribed timetable. In July 2005, the court granted the motion of six organizations to intervene in the case for the limited purpose of being heard on the issue of permissible and appropriate remedies. Those organizations argued that because the government’s proposed final judgment sought remedies more limited than what had been sought earlier in the case, the government no longer adequately represents the interests of those organizations. In September 2005, the trial court granted six motions filed by various organizations for leave to file amicus curiae briefs. Two additional motions remain pending, including a motion for leave to file an amicus curiae brief advocating that as part of any relief granted in the case, the court direct more than $14 billion over the next ten years to various purposes specified in their brief.

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Lights/Ultra Lights Cases

Overview

Plaintiffs in these class actions (some of which have not been certified as such), allege, among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law fraud, or RICO violations, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, ALG and PMI or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury, and damages, the statute of limitations, express preemption by the Federal Cigarette Labeling and Advertising Act and implied preemption by the policies and directives of the Federal Trade Commission, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-four cases are pending in Arkansas (2), Delaware (1), Florida (1), Georgia (1), Illinois (2), Kansas (1), Louisiana (1), Maine (1), Massachusetts (1), Minnesota (1), Missouri (1), New Hampshire (1), New Mexico (1), New Jersey (1), New York (1), Ohio (2), Oregon (1), Tennessee (1), Washington (1), and West Virginia (2). In addition, there are two cases pending in Israel. Other entities have stated that they are considering filing such actions against ALG, PMI, and PM USA.

To date, trial courts in Arizona and Oregon have refused to certify a class, an appellate court in Florida has overturned class certification by a trial court and the Supreme Court of Illinois has overturned a judgment in favor of a plaintiff class in the Price case, which is discussed below. Plaintiffs in the Florida case have petitioned the Florida Supreme Court for further review, and the Supreme Court has stayed further proceedings pending its decision in the Engle case discussed above.

Trial courts have certified classes against PM USA in Massachusetts (Aspinall), Ohio (Marrone and Philipps), Minnesota (Curtis) and Missouri (Craft). PM USA has appealed or otherwise challenged these class certification orders. In August 2004, the Massachusetts Judicial Supreme Court affirmed the class certification order in the Aspinall case. In September 2004, an appellate court affirmed the class certification orders in the Marrone and Philipps cases in Ohio, and PM USA sought review by the Ohio Supreme Court. In February 2005, the Ohio Supreme Court accepted the cases for review to determine whether a prior determination has been made by the State of Ohio that the conduct at issue is deceptive such that plaintiffs may pursue claims. In April 2005, the Minnesota Supreme Court denied PM USA’s petition for interlocutory review of the trial court’s class certification order in the Curtis case; however, the trial court has stayed the Curtis case pending the outcome of the appeal of the dismissal of an unrelated Lights case. In September 2005, PM USA removed Curtis to federal court based on the Eighth Circuit’s decision in Watson, which upheld the removal of a Lights case to federal court based on the federal officer jurisdiction of the Federal Trade Commission. Plaintiffs’ motion to remand the case to the state court is pending. In August 2005, a Missouri Court of Appeals affirmed the class certification order in the Craft case. In September 2005, PM USA removed Craft to federal court based on the Eighth Circuit’s decision in Watson. Plaintiffs’ motion to remand the case to the state court is pending.

In addition to these cases, plaintiffs’ motion for certification of a nationwide class is pending in a case in the United States District Court for the Eastern District of New York (Schwab). In

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September 2005, the trial court hearing the Schwab case granted in part defendants’ motion for partial summary judgment dismissing plaintiffs’ claims for equitable relief, and denied a number of plaintiffs’ motions for summary judgment. In November, the trial court hearing the Schwab case ruled that the plaintiffs would be permitted to calculate damages on an aggregate basis and use “fluid recovery” theories to allocate them among class members. Also, in December 2005, in the Miner case pending in the United States District Court for the Western District of Arkansas, plaintiffs moved for certification of a class composed of individuals who purchased Marlboro Lights or Cambridge Lights brands in Arkansas, California, Colorado, and Michigan. In December, defendants filed a motion to stay plaintiffs’ motion for class certification until the court rules on PM USA’s pending motion to transfer venue to the United States District Court for the Eastern District of Arkansas. This motion to transfer was granted in January 2006. In addition, plaintiffs’ motions for class certification are pending in the cases in New Jersey and Georgia.

The Price Case

Trial in the Price case commenced in state court in Illinois in January 2003, and in March 2003, the judge found in favor of the plaintiff class and awarded approximately $7.1 billion in compensatory damages and $3 billion in punitive damages against PM USA. In April 2003, the judge reduced the amount of the appeal bond that PM USA must provide and ordered PM USA to place a pre-existing 7.0%, $6 billion long-term note from ALG to PM USA in an escrow account with an Illinois financial institution. (Since this note is the result of an intercompany financing arrangement, it does not appear on the consolidated balance sheets of Altria Group, Inc.) The judge’s order also required PM USA to make cash deposits with the clerk of the Madison County Circuit Court in the following amounts: beginning October 1, 2003, an amount equal to the interest earned by PM USA on the ALG note ($210 million every six months), an additional $800 million in four equal quarterly installments between September 2003 and June 2004 and the payments of principal of the note, which are due in April 2008, 2009 and 2010. Through December 31, 2005, PM USA paid $1.85 billion of the cash payments due under the judge’s order. (Cash payments into the account are included in other assets on Altria Group, Inc.’s consolidated balance sheets at December 31, 2005 and 2004.) Plaintiffs appealed the judge’s order reducing the bond. In July 2003, the Illinois Fifth District Court of Appeals ruled that the trial court had exceeded its authority in reducing the bond. In September 2003, the Illinois Supreme Court upheld the reduced bond set by the trial court and announced it would hear PM USA’s appeal on the merits without the need for intermediate appellate court review. In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs and remanded the case to the trial court with instructions that the case be dismissed. In January 2006, Plaintiffs filed a motion seeking a rehearing from the Illinois Supreme Court. If PM USA prevails on appeal, the escrowed note and all cash deposited with the court will be returned to PM USA, with accrued interest less administrative fees payable to the court.

Certain Other Tobacco-Related Litigation

Tobacco Price Cases: As of December 31, 2005, two cases were pending in Kansas and New Mexico in which plaintiffs allege that defendants, including PM USA, conspired to fix cigarette prices in violation of antitrust laws. ALG and PMI are defendants in the case in Kansas. Plaintiffs’ motions for class certification have been granted in both cases. In February 2005, the

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New Mexico Court of Appeals affirmed the class certification decision. PM USA’s motion for summary judgment is pending in the New Mexico case.

Wholesale Leaders Cases: In June 2003, certain wholesale distributors of cigarettes filed suit in Tennessee against PM USA seeking to enjoin the PM USA “2003 Wholesale Leaders” (“WL”) program that became available to wholesalers in June 2003. The complaint alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. In addition to an injunction, plaintiffs seek unspecified monetary damages, attorneys’ fees, costs and interest. The states of Tennessee and Mississippi intervened as plaintiffs in this litigation. In August 2003, the trial court issued a preliminary injunction, subject to plaintiffs’ posting a bond in the amount of $1 million, enjoining PM USA from implementing certain discount terms with respect to the sixteen wholesale distributor plaintiffs, and PM USA appealed. In September 2003, the United States Court of Appeals for the Sixth Circuit granted PM USA’s motion to stay the injunction pending PM USA’s expedited appeal. In January 2004, Tennessee filed a motion to dismiss its complaint, and its complaint was dismissed without prejudice in March 2004. In August 2005, the trial court granted PM USA’s motion for summary judgment, dismissed the case, and dissolved the preliminary injunction. Plaintiffs have appealed. In December 2003, a tobacco manufacturer filed a similar lawsuit against PM USA in Michigan seeking unspecified monetary damages in which it alleges that the WL program constitutes unlawful price discrimination and is an attempt to monopolize. Plaintiff voluntarily dismissed its claims alleging price discrimination, and in July 2004, the court granted defendants’ motion to dismiss the attempt-to-monopolize claim. Plaintiff appealed, but dismissed its appeal in September 2005.

Consolidated Putative Punitive Damages Cases: In September 2000, a putative class action (Simon, et al. v. Philip Morris Incorporated, et al. (Simon II)) was filed in the federal district court in the Eastern District of New York that purported to consolidate punitive damages claims in ten tobacco-related actions then pending in federal district courts in New York and Pennsylvania. In September 2002, the court granted plaintiffs’ motion seeking certification of a punitive damages class of persons residing in the United States who smoke or smoked defendants’ cigarettes, and who have been diagnosed by a physician with an enumerated disease from April 1993 through the date notice of the certification of this class is disseminated. The following persons are excluded from the class: (1) those who have obtained judgments or settlements against any defendants; (2) those against whom any defendant has obtained judgment; (3) persons who are part of the Engle class; (4) persons who should have reasonably realized that they had an enumerated disease prior to April 9, 1993; and (5) those whose diagnosis or reasonable basis for knowledge predates their use of tobacco. Defendants petitioned the United States Court of Appeals for the Second Circuit for review of the trial court’s ruling. In May 2005, the Second Circuit vacated the trial court’s class certification order and remanded the case to the trial court for further proceedings. Plaintiffs’ motion for reconsideration was denied, and the time for plaintiffs to petition the United States Supreme Court for further review has expired.

Cases Under the California Business and Professions Code: In June 1997 and July 1998, two suits (Brown and Daniels), were filed in California state court alleging that domestic cigarette manufacturers, including PM USA and others, have violated California Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices. Class certification was granted in both cases as to plaintiffs’ claims that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods and injunctive relief. In September 2002, the court granted defendants’ motion for

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summary judgment as to all claims in one of the cases, and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling, and also denied plaintiffs’ motion for rehearing. In February 2005, the California Supreme Court agreed to hear plaintiffs’ appeal. In September 2004, the trial court in the other case granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing was denied. In March 2005, the court granted defendants’ motion to decertify the class based on a recent change in California law. Plaintiffs’ motion for reconsideration of the order that decertified the class was denied, and plaintiffs have appealed.

In May 2004, a lawsuit (Gurevitch) was filed in California state court on behalf of a purported class of all California residents who purchased the Merit brand of cigarettes since July 2000 to the present alleging that defendants, including PM USA, violated California’s Business and Professions Code Sections 17200 and 17500 regarding unfair, unlawful and fraudulent business practices, including false and misleading advertising. The complaint also alleges violations of California’s Consumer Legal Remedies Act. Plaintiffs seek injunctive relief, disgorgement, restitution, and attorneys’ fees. In July 2005, defendants’ motion to dismiss was granted; however, plaintiffs’ motion for leave to amend the complaint was also granted, and plaintiffs filed an amended complaint in September 2005. In October 2005, the court stayed this action pending the California Supreme Court’s rulings on two cases not involving PM USA the resolution of which may impact the adjudication of this case.

Cigarette Contraband Cases: In May 2000 and August 2001, various departments of Colombia and the European Community and 10 Member States, filed suits in the United States against ALG and certain of its subsidiaries, including PM USA and PMI, and other cigarette manufacturers and their affiliates, alleging that defendants sold to distributors cigarettes that would be illegally imported into various jurisdictions. The claims asserted in these cases include negligence, negligent misrepresentation, fraud, unjust enrichment, violations of RICO and its state-law equivalents and conspiracy. Plaintiffs in these cases seek actual damages, treble damages and unspecified injunctive relief. In February 2002, the federal district court granted defendants’ motions to dismiss the actions. Plaintiffs in each case appealed. In January 2004, the United States Court of Appeals for the Second Circuit affirmed the dismissals of the cases based on the common law Revenue Rule, which bars a foreign government from bringing civil claims in U.S. courts for the recovery of lost taxes. In April 2004, plaintiffs petitioned the United States Supreme Court for further review. In July 2004, the European Community and the 10 Member States entered into a cooperation agreement with PMI, the terms of which provide for broad cooperation between PMI and European law enforcement agencies on anti-contraband and anti-counterfeit efforts and resolve all disputes between the parties on these issues. Pursuant to this agreement, the European Community and the 10 Member States withdrew their suit as it relates to the ALG, PM USA and PMI defendants.

In May 2005, the United States Supreme Court, in a summary order, granted the plaintiffs’ petitions for review, vacated the judgment of the Court of Appeals for the Second Circuit and remanded the cases to that court for further review in light of the Supreme Court’s April 2005 decision in U.S. v. Pasquantino. In Pasquantino, a criminal case brought by the United States government, the Supreme Court upheld the convictions of the defendants in that case for violating the U.S. wire fraud statute based on a scheme to smuggle alcohol into Canada without paying Canadian taxes, while expressing no opinion as to the question of whether the Revenue Rule barred a foreign government from bringing a civil action in U.S. courts for a scheme to defraud it of

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taxes, as the Second Circuit had earlier held in distinguishing those civil claims from a U.S. criminal prosecution as in Pasquantino. In September 2005, the Second Circuit reinstated its original decision affirming the dismissal of the cases based on the common law Revenue Rule, concluding that the Pasquantino decision cast no doubt on the reasoning and result of the original January 2004 decision. The Second Circuit acknowledged that the claims of the European Community and 10 Member States against ALG, PM USA, and PMI had previously been dismissed. In October 2005, the plaintiffs in the two cases petitioned the United States Supreme Court for further review. In January 2006, the Supreme Court denied plaintiffs’ petition for review. It is possible that future litigation related to cigarette contraband issues may be brought.

Vending Machine Case: In February 1999, plaintiffs filed a lawsuit in the United States District Court in Tennessee as a purported nationwide class of cigarette vending machine operators, and alleged that PM USA violated the Robinson-Patman Act in connection with its promotional and merchandising programs available to retail stores and not available to cigarette vending machine operators. The initial complaint was amended to bring the total number of plaintiffs to 211 but, by stipulated orders, all claims were stayed, except those of ten plaintiffs that proceeded to pre-trial discovery. Plaintiffs requested actual damages, treble damages, injunctive relief, attorneys’ fees and costs, and other unspecified relief. In August 2001, the trial court granted PM USA’s motion for summary judgment and dismissed, with prejudice, the claims of the ten plaintiffs. In October 2001, the court certified its decision for appeal to the United States Court of Appeals for the Sixth Circuit following the stipulation of all plaintiffs that the district court’s dismissal would, if affirmed, be binding on all plaintiffs. In January 2004, the Sixth Circuit reversed the lower court’s grant of summary judgment with respect to plaintiffs’ claim that PM USA violated Robinson-Patman Act provisions regarding promotional services and with respect to the discriminatory pricing claim of plaintiffs who bought cigarettes directly from PM USA. The claims of eight plaintiffs were tried in July 2005 (one plaintiff was granted a continuance and another voluntarily dismissed its claims with prejudice). The jury returned a verdict in favor of PM USA on the Robinson-Patman Act claims and awarded PM USA approximately $110,000 on counterclaims PM USA made against three plaintiffs. Following completion of the trial, the district court lifted the stay on the remaining claims and directed the magistrate judge to establish a schedule for the disposition of those claims. In October 2005, on agreement of the parties, all claims in this matter were dismissed with prejudice.

Asbestos Contribution Cases: These cases, which have been brought on behalf of former asbestos manufacturers and affiliated entities against PM USA and other cigarette manufacturers, seek, among other things, contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Currently, one case is pending in California.

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Certain Other Actions

Italian Tax Matters: In recent years, approximately two hundred tax assessments alleging nonpayment of taxes in Italy were served upon certain affiliates of PMI. All of these assessments were resolved in 2003 and the second quarter of 2004, with the exception of certain assessments which were duplicative of other assessments. In July 2005, the tax obligations underlying the duplicative assessments were declared fully satisfied, thereby rendering unnecessary any further litigation with respect to such assessments.

Italian Antitrust Case: During 2001, the competition authority in Italy initiated an investigation into the pricing activities of participants in that cigarette market. In March 2003, the authority issued its findings and imposed fines totaling 50 million euro on certain affiliates of PMI. PMI’s affiliates appealed to the administrative court, which rejected the appeal in July 2003. PMI believes that its affiliates have numerous grounds for appeal, and in February 2004, its affiliates appealed to the supreme administrative court. The appeal was heard on November 8, 2005. However, under Italian law, if fines are not paid within certain specified time periods, interest and eventually penalties will be applied to the fines. Accordingly, in December 2003, pending final resolution of the case, PMI’s affiliates paid 51 million euro representing the fines and any applicable interest to the date of payment. The 51 million euro will be returned to PMI’s affiliates if they prevail on appeal. Accordingly, the payment has been included in other assets on Altria Group, Inc.’s consolidated balance sheets.

PMCC Federal Income Tax Matter: The IRS is examining the consolidated tax returns for Altria Group, Inc., which includes PMCC, for years 1996 through 1999. Recently, the IRS has proposed to disallow certain transactions, and may in the future challenge and disallow several more, of PMCC’s leveraged leases based on recent Revenue Rulings and a recent IRS Notice addressing specific types of leveraged leases (lease-in/lease-out transactions, qualified technological equipment transactions, and sale-in/lease-out transactions). The Company is expecting an assessment regarding these transactions for the years 1996 to 1999. PMCC believes that the position and supporting case law described in the Revenue Rulings and the IRS Notice as well as those asserted in the proposed adjustments, are incorrectly applied to PMCC’s transactions and that its leveraged leases are factually and legally distinguishable in material respects from the IRS’s position. PMCC and ALG intend to vigorously defend against any challenges based on that position through administrative appeals and litigation, if necessary, and ALG believes that, given the strength of PMCC’s position, it should ultimately prevail. However, litigation is subject to many uncertainties and an adverse outcome could have a material adverse effect on Altria Group, Inc.’s consolidated results of operations, cash flows or financial position.

It is not possible to predict the outcome of the litigation pending against ALG and its subsidiaries. Litigation is subject to many uncertainties. As discussed above under “Recent Trial Results,” unfavorable verdicts awarding substantial damages against PM USA have been returned in 16 cases since 1999. Of the 16 cases in which verdicts were returned in favor of plaintiffs, four have reached final resolution. A verdict against defendants in a health care cost recovery case has been reversed and all claims were dismissed with prejudice, and after exhausting all appeals, PM USA paid $3.3 million (including interest of $285,000) in an individual smoking and health case in Florida, $17 million (including interest of $6.4 million) in an individual smoking and health case in California and $328,759 (including interest of $78,259) in a flight attendant ETS case in Florida. The remaining 12 cases are in various post-trial stages. It is

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possible that there could be further adverse developments in these cases and that additional cases could be decided unfavorably. In the event of an adverse trial result in certain pending litigation, the defendant may not be able to obtain a required bond or obtain relief from bonding requirements in order to prevent a plaintiff from seeking to collect a judgment while an adverse verdict is being appealed. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of judges and jurors with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

ALG and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Except as discussed elsewhere in this Note 19. Contingencies: (i) management has not concluded that it is probable that a loss has been incurred in any of the pending tobacco-related litigation; (ii) management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending tobacco-related litigation; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any.

The present legislative and litigation environment is substantially uncertain, and it is possible that the business and volume of ALG’s subsidiaries, as well as Altria Group, Inc.’s consolidated results of operations, cash flows or financial position could be materially affected by an unfavorable outcome or settlement of certain pending litigation or by the enactment of federal or state tobacco legislation. ALG and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts against it. All such cases are, and will continue to be, vigorously defended. However, ALG and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of ALG’s stockholders to do so.

Third-Party Guarantees

At December 31, 2005, Altria Group, Inc.’s third-party guarantees, which are primarily related to excise taxes, and acquisition and divestiture activities, approximated $328 million, of which $296 million have no specified expiration dates. The remainder expire through 2023, with $17 million expiring during 2006. Altria Group, Inc. is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. Altria Group, Inc. has a liability of $41 million on its consolidated balance sheet at December 31, 2005, relating to these guarantees. In the ordinary course of business, certain subsidiaries of ALG have agreed to indemnify a limited number of third parties in the event of future litigation.

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Note 20. Quarterly Financial Data (Unaudited):

	2005 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$23,618	$24,784	$24,962	$24,490

Gross profit	$7,791	$8,191	$8,224	$7,950

Earnings from continuing operations	$2,584	$2,912	$2,883	$2,289
Earnings (loss) from discontinued operations	12	(245)

Net earnings	$2,596	$2,667	$2,883	$2,289

Per share data:
Basic EPS:
Continuing operations	$1.25	$1.41	$1.39	$1.10
Discontinued operations	0.01	(0.12)

Net earnings	$1.26	$1.29	$1.39	$1.10

Diluted EPS:
Continuing operations	$1.24	$1.40	$1.38	$1.09
Discontinued operations	0.01	(0.12)

Net earnings	$1.25	$1.28	$1.38	$1.09

Dividends declared	$0.73	$0.73	$0.80	$0.80

Market price -high	$68.50	$69.68	$74.04	$78.68
-low	$60.40	$62.70	$63.60	$68.60

	2004 Quarters
	1st	2nd	3rd	4th
	(in millions, except per share data)
Net revenues	$21,721	$22,894	$22,615	$22,380

Gross profit	$7,392	$7,761	$7,517	$7,334

Earnings from continuing operations	$2,185	$2,608	$2,637	$1,990
Earnings (loss) from discontinued operations	9	19	11	(43)

Net earnings	$2,194	$2,627	$2,648	$1,947

Per share data:
Basic EPS:
Continuing operations	$1.07	$1.27	$1.29	$0.97
Discontinued operations		0.01		(0.02)

Net earnings	$1.07	$1.28	$1.29	$0.95

Diluted EPS:
Continuing operations	$1.06	$1.26	$1.28	$0.96
Discontinued operations	0.01	0.01	0.01	(0.02)

Net earnings	$1.07	$1.27	$1.29	$0.94

Dividends declared	$0.68	$0.68	$0.73	$0.73

Market price - high	$58.96	$57.20	$50.30	$61.88
- low	$52.49	$44.75	$44.50	$45.88

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Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

During 2005 and 2004, Altria Group, Inc. recorded the following pre-tax charges or (gains) in earnings from continuing operations:

	2005 Quarters
	1st	2nd	3rd	4th
	(in millions)
Domestic tobacco headquarters relocation charges	$1	$2	$-	$1
Domestic tobacco loss on U.S. tobacco pool			138
Domestic tobacco quota buy-out			(115)
Provision for airline industry exposure			200
(Gains) losses on sales of businesses	(116)	1		7
Asset impairment and exit costs	171	70	61	316

	$56	$73	$284	$324

	2004 Quarters
	1st	2nd	3rd	4th
	(in millions)
Domestic tobacco headquarters relocation charges	$10	$10	$5	$6
International tobacco E.C. agreement		250
Provision for airline industry exposure				140
Losses (gains) on sales of businesses			8	(5)
Asset impairment and exit costs	308	160	62	188

	$318	$420	$75	$329

As discussed in Note 14. Income Taxes, Altria Group, Inc. and Kraft have each recognized income tax benefits in the consolidated statements of earnings during 2005 and 2004 as a result of various tax events, including the benefits earned under the provisions of the American Jobs Creation Act.

Note 21. Subsequent Event:

In January 2006, Kraft announced plans to continue its restructuring efforts beyond those originally contemplated (see Note 3. Asset Impairment and Exit Costs). Additional pre-tax charges are anticipated to be $2.5 billion from 2006 to 2009, of which approximately $1.6 billion are expected to require cash payments. These charges will result in the anticipated closure of up to 20 additional facilities and the elimination of approximately 8,000 additional positions. Initiatives under the expanded program include additional organizational streamlining and facility closures. The entire restructuring program is expected to ultimately result in $3.7 billion in pre-tax charges, the closure of up to 40 facilities and the elimination of approximately 14,000 positions. Approximately $2.3 billion of the $3.7 billion in pre-tax charges are expected to require cash payments.